                                                                     EXHIBIT 2.1

________________________________________________________________________________

                             AGREEMENT FOR PURCHASE
                               AND SALE OF ASSETS

                                  by and among

                              THE SCA GROUP, INC.,
                            an Illinois corporation;


                                      and

                                GEORGE R. STOUT,
                          the sole stockholder thereof

                                      and

                            TIER TECHNOLOGIES, INC.,
                           a California corporation;



                           Dated as of March 9, 2000

________________________________________________________________________________

                               Table Of Contents

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                                                                       Page
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ARTICLE 1    DEFINITIONS...............................................   1

ARTICLE 2    PURCHASE AND SALE OF ASSETS...............................   8
      2.1  Purchase and Sale of Assets.................................   8
      2.2  Seller's Liabilities........................................   8
      2.3  Consents; Assignments.......................................   9
      2.4  Purchase Price and Payment..................................   9
      2.5  Continuing Business Profit Center...........................  11
      2.6  Payments in Advance or Arrears; Collection on Receivables...  13
      2.7  Allocation..................................................  13
      2.8  Entitlements................................................  13
      2.9  Sales Taxes.................................................  13

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER..  14
      3.1  Organization and Authority..................................  14
      3.2  Absence of Conflicts........................................  14
      3.3  Power and Authority.........................................  15
      3.4  Financial Statements; Forecasts.............................  15
      3.5  Title to Property; Encumbrances.............................  16
      3.6  Receivables and Payables....................................  17
      3.7  Intangible Assets...........................................  17
      3.8  Insurance...................................................  18
      3.9  Employees and Labor Matters; Contractors....................  18
     3.10  Litigation..................................................  19
     3.11  Income and Other Taxes......................................  19
     3.12  Employee Benefit Matters....................................  20
     3.13  No Undisclosed Liabilities..................................  21
     3.14  Permits, Licenses, Etc......................................  21
     3.15  Consents....................................................  21
     3.16  Contracts...................................................  21
     3.17  Compliance with Law.........................................  22
     3.18  Absence of Certain Changes..................................  22
     3.19  Warranties..................................................  22

                                      i.

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     3.20  Affiliations................................................ 22
     3.21  Brokers' Fees............................................... 22
     3.22  Solvency, Etc............................................... 23
     3.23  Year 2000................................................... 23

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER................  23
     4.1  Organization and Good Standing..............................  23
     4.2  Absence of Conflicts........................................  24
     4.3  Power and Authority.........................................  24
     4.4  Brokers' Fees...............................................  24
     4.5  Disclosure; Survival........................................  24

ARTICLE 5  COVENANTS OF SELLER........................................  25
     5.1  Access......................................................  25
     5.2  Obtaining Approvals.........................................  25
     5.3  Tax Assessments and Audits..................................  25
     5.4  Schedules...................................................  25
     5.5  Satisfaction of Conditions Precedent........................  26
     5.6  Personnel Matters...........................................  26

ARTICLE 6  COVENANTS OF PURCHASER.....................................  27
     6.1  Compliance with Legal Requirements..........................  27
     6.2  Obtaining Approvals.........................................  27
     6.3  Satisfaction of Conditions Precedent........................  28
     6.4  Transferring Employees' 401(k) Accounts.....................  28
     6.5  Transferring Employee Benefits and Salaries.................  28

ARTICLE 7  CONDUCT OF BUSINESS PENDING CLOSING DATE...................  28
     7.1  Good Standing...............................................  28
     7.2  Ordinary Course.............................................  28
     7.3  Accounting..................................................  28
     7.4  Indebtedness................................................  28
     7.5  Compliance with Legal Requirements..........................  28
     7.6  Competing Offers; Merger or Liquidation.....................  29
     7.7  Disposition of Assets.......................................  29
     7.8  Compensation................................................  29

                                      ii.

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     7.9  Discharge...................................................  29
    7.10  Modification or Breach of Agreements; New Agreements........  29
    7.11  Inconsistent Action.........................................  29
    7.12  Interim Operations..........................................  30

ARTICLE 8  CONDITIONS PRECEDENT TO CLOSING DATE.......................  31
     8.1  Conditions of Purchaser.....................................  31
     8.2  Conditions of Seller........................................  32

ARTICLE 9  TERMINATION, AMENDMENT AND WAIVER..........................  33
     9.1  Termination.................................................  33
     9.2  Effect......................................................  34
     9.3  Amendment and Waiver........................................  34

ARTICLE 10  POST-CLOSING MATTERS......................................  34
    10.1  Non-Compete, Non-Solicitation and Trade Secrets.............  34
    10.2  Indemnification.............................................  36
    10.3  Arbitration.................................................  38
    10.4  Additional Financial Reporting..............................  39
    10.5  Record Maintenance..........................................  39
    10.6  Business Name License.......................................  39
    10.7  Payment of Commissions......................................  39
    10.8  Post-Closing Transition Services............................  40
    10.9  Assistance with Employee Credits............................  40
   10.10  Projects in Progress Adjustment.............................  40

ARTICLE 11  GENERAL...................................................  40

   11.1   Complete Agreement.........................................   40
   11.2   Expenses...................................................   40
   11.3   Further Action.............................................   41
   11.4   Notices....................................................   41
   11.5   Publicity..................................................   42
   11.6   Injunctive Relief; Indemnification.........................   42
   11.7   Attorneys' Fees............................................   42
   11.8   Construction of Agreement..................................   42
   11.9   Severability...............................................   43

                                     iii.

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   11.10  Assignment; Successors and Assigns..........................  43
   11.11  Time of Essence.............................................  43
   11.12  No Obligations to Third Parties.............................  43
   11.13  Governing Law...............................................  43
   11.14  Counterparts................................................  43

                                      iv.

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     This Agreement for Purchase and Sale of Assets (the "Agreement") is made as of the 9/th/ day of March, 2000, by and among The SCA Group, Inc., an Illinois corporation ("Seller"), George R. Stout, the sole shareholder of Seller (the "Shareholder") and Tier Technologies, Inc., a California corporation ("Purchaser" or "Tier").

                                   Recitals

     A.   Seller is a management services firm.

     B. Seller intends to sell and Purchaser intends to purchase the business of Seller as it relates to management consulting.

     Now, Therefore, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby mutually covenant and agree as follows:

                                   ARTICLE 1

                                  Definitions

     As used in this Agreement, the following terms have the following respective meanings:

     Action has the meaning ascribed thereto in Section 3.10 or Section 10.2 hereof as required by context.

     Assets Leases means the assets leases set forth in Schedule 1.1(a) hereto.

     Acquisition means the transaction contemplated by this Agreement.

     Balance Sheet has the meaning ascribed thereto in Section 3.4 hereof.

     Business means the management consulting business of Seller.

     Business Assets means all the assets used in or forming part of the Business and includes, but is not limited to:

          (a)  the Client Contracts;

          (b)  the Contractor Contracts;

          (c)  the Receivables;

          (d)  the Tangible Assets;

          (e)  the Business Records;

          (f)  the Contracts;

                                       1.

          (g)  the Goodwill;

          (h)  the Assets Leases;

          (i)  the Intellectual Property Rights;

          (j)  the Intangible Assets;

          (k)  the Property Leases;

          (l)  the Proposals;

          (m)  the Work in Progress; and

          (n)  all rights to the web site located at www.sca-group.com.
                                                     -----------------

     The term Business Assets shall not include the Excluded Assets.

     Business Day means a day on which banks are open for business in San Francisco, California.

     Business Records means all records in relation to the Business, including the following:

          (a) correspondence with Clients in relation to Client Contracts;

          (b) customer lists for the Business for the three years prior to the Effective Date;

          (c) supplier lists for the Business for the three years prior to the Effective Date;

          (d) records of Transferring Employees to the extent a Transferring Employee consents to such transfer and releases Seller from any liability associated with such transfer;

          (e) records of dealings with Transferring Contractors;

          (f) records of Contracts, Client Contracts, Contractor Contracts, Assets Leases, Property Leases and Proposals;

          (g) records of Receivables, including history of payments thereon;

          (h) computer programs, databases and software used in the Business;

          (i) originals or copies of ledgers, journals and books of account for the Business;

          (j) information on the marketing of any services provided in the Business;

                                       2.

          (k) results of research carried out for or by, and other know-how used in, the Business; and

          (l) all other documents and records in respect of the Business or the Business Assets.

     Clients means all the clients of Seller in relation to the Business including those set forth in Schedule 1.1(b) hereto.

     Client Contracts means all the contracts in relation to the Business between the Seller and Clients listed on Schedule 1.1(c) hereto including, on a contract by contract basis, all existing accounts and account information and a schedule of all Deferred Revenue, Receivables and Work in Progress.

     Client Novation Agreements means agreements in substantially the form of
Exhibit  1.1(a) hereto.

     Closing Date means March 31, 2000, or such other date as the parties may agree.

     Closing Payment means the amount set forth in Section 2.4, a portion of which shall be placed in escrow pursuant to Section 2.4.

     Code means the Internal Revenue Code.

     Continuing Business means the activities of Purchaser on and after the Effective Date arising out of or employing the Business Assets and the Harris Chapman Business Assets.

     Continuing Business Profit Center has the meaning provided in Section
2.5(a).

     Contractor Contracts means all the contracts between Seller and the Contractors in relation to the Business as set forth on Schedule 1.1(d) hereto.

     Contractor Novation Agreements means agreements in substantially the form of Exhibit 1.1(b) hereto.

     Contractors means the service contractors of Seller in relation to the Business as set forth in Schedule 1.1(e) hereto.

     Contracts means the agreements in respect of the Business to which the Seller is a party and which are, in whole or in part, executory as at the Effective Date but excludes:

          (a) the Client Contracts, Contractor Contracts and the contracts of employment with Employees;

          (b)  the Assets Leases;

          (c)  the Property Leases; and

                                       3.

          (d) any agreements to the extent they relate to Excluded Assets or Liabilities which are not otherwise assumed by the Purchaser as contemplated by this Agreement.

     Contract Year means a period of twelve (12) consecutive calendar months ending, in the case of the First Contract Year, on the date immediately preceding the first anniversary of the Effective Date, in the case of the Second Contract Year, on the date immediately preceding the second anniversary of the Effective Date, in the case of the Third Contract Year, on the date immediately preceding the third anniversary of the Effective Date.

     Copyrights means all the copyrights of the Seller in relation to the Business, including those set forth in Schedule 1.1(f) hereto.

     Damages has the meaning set forth in Section 10.2(a) hereto.

     Deferred Revenue means any prepayment for services in relation to the Business to be performed on or after the Effective Date.

     EBT means the earnings before income taxes of the Continuing Business and before (i) any goodwill amortization charges arising on Purchaser's books from purchase accounting treatment of the Acquisition, and (ii) any cost of capital financial charges related exclusively to the Acquisition. For purposes of calculating EBT, Purchaser may charge a corporate overhead allocation to the Continuing Business, but in no case will the Purchaser be entitled to make this overhead allocation if general and administrative expenses (excluding nonbillable wages and including the overhead allocation) will exceed 15% of total revenue of the Continuing Business.

     Effective Date means March 1, 2000, or such other date as the parties may agree.

     Effective Date Balance Sheet has the meaning set forth in Section 8.1(s).

     Employees means the employees of Seller in relation to the Business as set forth in Schedule 3.9 hereto.

     Escrow Agent means Imperial Bank.

     Escrow Cash has the meaning ascribed thereto in Section 2.4(b) hereto.

     Escrow Agreement means an agreement between and among the Escrow Agent and the Parties hereto in substantially the form of Exhibit 1.1(c) hereto.

     Exchange Act means the Securities Exchange Act of 1934, as amended.

     Excluded Assets means the following assets of the Seller:

          (a) cash, including, but not limited to, funds held with any bank or financial institution to the credit of Seller and any cash on hand and payments in transit to Seller, in each case, on the day preceding the Effective Date;

                                       4.

          (b) any other contracts of Seller not specifically assigned to or assumed by Purchaser hereunder; and

          (c) all other assets of Seller related to Seller's other business (other than any assets specifically identified as Business Assets).

     First Level Performance Targets means the performance targets referred to in Section 2.4(g)(i) hereof.

     Fixed Asset Value means the net book value of fixed assets less any equipment lease obligations.

     GAAP means United States generally accepted accounting principles applied on a consistent basis from period to period.

     Goodwill means the goodwill in respect of the Business and includes the exclusive right for Purchaser to represent itself as carrying on the Business as the successor of Seller.

     Governmental Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

     Harris Chapman means Harris Chapman, a Florida corporation.

     Harris Chapman Business Assets means the assets to be acquired by Purchaser pursuant to an Agreement for Purchase and Sale of Assets to be entered between Purchaser, Harris Chapman and the sole shareholder of Harris Chapman.

     HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Immediately Available Funds means cash or certified or official bank check or bank wire.

     Intangible Assets means, collectively, all Business Assets other than such assets as constitute real or tangible personal property.

     Intellectual Property Rights means the rights and interests of the Seller in:

          (a) all patents, Trademarks, trade names, service marks, trade dress, domain names and Copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property of the type described in clause (a) above; and

                                       5.

          (c) all license and similar rights in any third party product or any third party intellectual property of the types described in clauses (a) and (b) above;

that are owned or held by Seller and that are being or have been used or are currently under development for use in the Business as it has been, is currently or is currently planned to be conducted.

     Key Employee Contracts means the contracts for the employment by the Purchaser of the Key Employees in substantially the form of Exhibit 1.1(d) hereto.

     Key Employees means George R. Stout, Richard E. Kristensen, Michael S. Steele, R. J. Bartholomew, Roger Giesey, Veronica A. Dunleavy, Thomas Greedy, Deni Elwood, Donald W. Keene and David Schmidt.

     Liens means any liens, mortgages, charges, security interests, claims, liabilities, restrictions, easements and encumbrances of any kind or nature whatsoever.

     Material Adverse Effect has the meaning ascribed thereto in Section 3.10 hereof.

     Month means calendar month.

     Payables means all the accounts payable and accrued liabilities of Seller arising out of the activities of Seller as would be represented in due course as of the date immediately preceding the Effective Date by journal entry or otherwise as appropriate, whether or not yet so recorded.

     Permits means all zoning and other franchises, licenses, permits (including conditional use and other similar permits), certificates, authorizations, rights and other approvals of governmental bodies, agencies and instrumentalities thereof necessary to conduct the Business as currently conducted.

     Permitted Liens means those Liens described on Schedule 1.1(g).

     Person means any natural person, corporation, business trust, association, partnership, limited liability company, joint venture, governmental entity or other entity.

     Post-Closing Payment means the amount set forth in Section 2.4(b), a portion of which shall be placed in escrow pursuant to Section 2.4(b).

     Prior Claim has the meaning ascribed thereto in Section 5.7 hereof.

     Properties means the properties leased under the Property Leases.

     Property Leases means the property leases set forth in Schedule 1.1(h) hereto.

     Proposal means all proposals for customer relationships, including those set forth in Schedule 1.1(i) hereto.

                                       6.

     Receivables means all trade accounts receivable arising out of (and all notes and other evidence of indebtedness of and rights to receive payments with respect to) services provided by the Continuing Business on and after the Effective Date whether or not recorded in the accounting records of Seller.

     Revenue means revenue (net of discounts) earned by the Continuing Business for services in accordance with GAAP applied on a consistent basis excluding any reimbursed expenses.

     SEC means the U.S. Securities and Exchange Commission.

     Second Level Performance Targets means the performance targets referred to in Section 2.4(b)(ii) hereof.

     Securities Act means the Securities Act of 1933, as amended.

     Security Agreement means an agreement between Seller and Purchaser in substantially the form of Exhibit 1.1(e) hereto.

     Shareholder means George Stout.

     Tangible Assets means all equipment, furniture, fixtures, machinery, office equipment, supplies, computer systems (hardware and software), and telephone systems used in the Business, including but not limited to the items located at the Properties or in the possession of Employees or Contractors, and including the items set forth in Schedule 1.1(j) hereto.

     Tangible Net Worth means the aggregate book value of the Business Assets (excluding Work in Progress and any Goodwill or Intangible Assets arising from purchase treatment accounting of the Acquisition) less the liabilities assumed by Purchaser in connection with the Acquisition.

     Tax or Taxes means any tax, levy, charge, fee, deduction or withholding which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed in respect of the above, whether in the nature of an income, property, sales or use tax.

     Tier means Tier Technologies, Inc., a California corporation.

     Trademarks means all the trademarks and service marks of the Business, including those set forth in Schedule 1.1(k) hereto.

     Transferring Contractor means a Contractor who duly executes a Contractor Novation Agreement.

     Transferring Employee means an Employee or contractor who accepts the Purchaser's written offer of employment.

                                       7.

     Work in Progress means all (i) work done by the Continuing Business and
(ii) work done by Seller and associated with the Business prior to the Effective Date but not yet billed as of the Closing Date.

                                   ARTICLE 2

                          Purchase and Sale of Assets

     2.1  Purchase and Sale of Assets.

          (a) Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, or cause to be sold, conveyed, assigned and delivered to Purchaser, and Purchaser shall purchase from Seller, free and clear of all liabilities and Liens, all Seller's right, title and interest in and to the Business Assets. All such transactions shall be consummated at a closing beginning at 9:00 a.m. on the Closing Date at the offices of Cooley Godward llp, 4365 Executive Drive, San Diego, California or such other place and time as mutually agreed by the parties.

          (b) Seller shall at the closing (and thereafter as may be reasonably requested by Purchaser and at no additional cost to Purchaser) deliver all instruments of assignment, transfer and conveyance necessary to vest Purchaser with good title to the Business Assets as contemplated hereby and shall assist Purchaser in registering such assignments, where appropriate, with the Patent and Trademark Office and the Copyright Office.

          (c) Purchaser shall, provided that closing occurs, be deemed to have assumed effective managerial and operational control of the Continuing Business as of the Effective Date, and credit and responsibility for the various items of revenue and expense of the Continuing Business accruing after the Effective Date shall be deemed for all purposes and in all respects to belong to Purchaser.

     2.2 Seller's Liabilities. Except as specifically otherwise undertaken by Purchaser with respect to contracts and leases specifically assigned to and accepted by Purchaser from and after the Effective Date, Purchaser shall not assume or have any responsibility for any debt, liability, obligation or commitment of any nature, whether now or hereafter existing, absolute, contingent or otherwise, known or unknown, relating to Seller, the Business Assets or the Business, including, without limitation, for: (i) any liability of Seller for any Tax with respect to the Business Assets or the Business associated with the operation of the Business prior to the Effective Date and for failure to appropriately report and withhold employee income tax prior to the Closing Date; (ii) any liability of Seller to third parties resulting from the negotiation of this Agreement and the consummation of the transactions contemplated hereby; (iii) Payables; (iv) the Excluded Assets; (v) any liability of Seller or Shareholder to any former shareholder of the Seller; (vi) any Employee or Contractor liabilities associated with the operation of the Business prior to the Effective Date; (vii) any expenses or liabilities associated with Employees that are not Transferring Employees and Contractors that are not Transferring Employees or transferring Contractors; and (vii) any liability associated with Seller's line of credit with The Private Bank and Trust Company, including that certain promissory note dated [February 27, 1999].

                                       8.

     2.3  Consents; Assignments.

          (a) Seller, Shareholder and Purchaser shall use their respective commercially reasonable efforts to obtain any consent, approval or amendment required to novate and/or assign the Property Leases, Client Contracts, Contractor Contracts, Assets Leases, Contracts and other rights, licenses or contracts of any nature whatsoever constituting Business Assets and to obtain the Key Employee Contracts and agreements with Transferring Employees; provided, however, that, except for filing and other administrative charges, Purchaser shall not be obligated to pay any consideration therefor to third parties from whom consents, approvals and amendments are requested.

          (b) In the event that the Seller is unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of Seller with respect to any Business Asset so that Purchaser would not in fact receive all Seller's rights with respect to such Business Asset, Purchaser may, at its election, cause Seller to take all necessary action as permitted under the terms of the underlying agreements in order to arrange to the extent possible for Purchaser to obtain the benefits and assume the obligations with respect to such agreements in accordance with this Agreement, including sub-contracting, sublicensing or subleasing to Purchaser.

          (c) Seller shall, without further consideration, remit within two (2) business days of its receipt thereof to Purchaser all monies, rights and other considerations received by Seller, along with all vendor and other invoices for monies due, in respect to Purchaser's performance of obligations with respect to the Business. In addition, Purchaser shall indemnify Seller against all losses, costs, payments, liabilities, charges and expenses incurred by Seller with respect to such obligations after Purchaser has assumed performance thereof. Purchaser shall remit to Seller (or pay directly) all amounts due under contracts to third parties.

          (d) If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all its rights and obligations thereunder to Purchaser without payment of further consideration. Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all liability with respect thereto. None of the provisions of this Section shall be construed so as to deprive Purchaser of its right pursuant to Section 8.1 hereof to require consents and novations in appropriate cases as a condition to its obligation to consummate the transactions contemplated hereby.

     2.4 Purchase Price and Payment. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the Business Assets shall be computed and paid as follows:

          (a) Four Million Six Hundred Six Thousand Dollars ($4,606,000), subject to adjustment for each of the following that apply: (i) in the event that the Business does not have a Fixed Asset Value of at least Two Hundred Fifty Thousand Dollars ($250,000) as of the Closing Date, then the amount payable to Seller shall be reduced by an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) less the Fixed Asset Value; and (ii) the amount payable to

                                       9.

Seller shall be adjusted by the Receivables Adjustment (as defined below) and any Vacation Adjustment (such adjusted amount referred to herein as the "Closing Payment"). On the Closing Date, Purchaser shall pay the Closing Payment in Immediately Available Funds (i) first, to deposit with the Escrow Agent One Hundred Thirty Five Thousand Dollars ($135,000) of the Closing Payment, and (ii) second, to pay the remainder of the Closing Payment.

               (i) Prior to the Closing Date, Seller and Purchaser shall review the Work in Progress and Deferred Revenue for each Client Contract as of the Effective Date and shall negotiate in good faith a mutually acceptable adjustment to the payment set forth above based on GAAP (the "Receivables Adjustment"). In addition, Seller and Purchaser shall agree upon the requirements for completion of Work in Progress as of the Effective Date for each Client Contract.

               (ii) Prior to the Closing Date, Seller and Purchaser shall agree upon an allocation of accrued vacation as of the Effective Date for Transferring Employees between Seller and Purchaser. To the extent that Purchaser assumes accrued vacation for Transferring Employees, there shall be a reduction to the amount payable to Seller above by such assumed amount (the "Vacation Adjustment").

          (b) Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) (the "Post-Closing Payment") payable on the date that is one hundred twenty (120) days following the Closing. On the date that is one hundred twenty (120) days following the Closing Date, Purchaser shall pay the Post-Closing Payment in Immediately Available Funds (i) first to deposit with the Escrow Agent One Hundred Thirty Five Thousand Dollars ($135,000) of the Post-Closing Payment (this $135,000 deposit, together with the cash deposited with the Escrow Agent at the time of Closing is referred to herein as the "Escrow Cash"), and (ii) to pay the remainder of the Post-Closing Payment to the Seller. Escrow Agent shall hold the Escrow Cash in an interest-bearing escrow account and shall disburse funds therefrom in accordance with the Escrow Agreement. Seller acknowledges that its legal and beneficial interests in the Escrow Cash are subject to the terms of this Agreement and the Escrow Agreement.

          (c) Nine Hundred Thousand Dollars ($900,000) in Immediately Available Funds payable in installments of Seventy Five Thousand Dollars ($75,000) on a quarterly basis over three years from the Closing Date in arrears.

          (d) One Million Three Hundred Thirty-Three Thousand Dollars ($1,333,000) in Immediately Available Funds payable on the date that is ninety
(90) days following the end of the First Contract Year.

          (e) One Million Three Hundred Thirty-Three Thousand Dollars ($1,333,000) in Immediately Available Funds payable on the date that is ninety
(90) days following the end of the Second Contract Year.

          (f) One Million Three Hundred Thirty-Three Thousand Dollars ($1,333,000) in Immediately Available Funds payable on the date that is ninety
(90) days following the end of the Third Contract Year.

                                      10.

          (g) The following contingent amounts payable if Purchaser, as it conducts the Business, attains:

              (i) the First Level Performance Targets, such amounts set forth in Schedule 2.4(g)(i) hereto; and

              (ii) the Second Level Performance Targets, such amounts set forth in Schedule 2.4(g)(ii) hereto.

Within ninety (90) days following the end of each of the First Contract Year, the Second Contract Year and the Third Contract Year, Purchaser shall pay to Seller in Immediately Available Funds any amounts due to Seller in accordance with Sections 2.4(g)(i) and 2.4(g)(ii) hereof.

     2.5 Continuing Business Profit Center. During the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, the Purchaser agrees with Seller as follows:

          (a) Purchaser shall account for the Continuing Business as a separate profit center (the "Continuing Business Profit Center").

          (b) The primary duties and responsibilities (at least 75% of their work time) of the Key Employees as employees or consultants to Purchaser or any affiliate of Purchaser shall be the management or operation of the Continuing Business Profit Center.

          (c) Within 180 days of the Closing Date, Purchaser and Richard E. Kristensen, George R. Stout and Michael S. Steele shall use commercially reasonable efforts to agree upon a business plan for the Continuing Business Profit Center (the "Business Plan"). Thereafter, so long as one or more Key Employees remains an employee of Purchaser, the Key Employees shall have reasonable autonomy to operate the Continuing Business Profit Center in accordance with the Business Plan and the Key Employee Contracts. In the event that the Continuing Business Profit Center (i) fails to meet a quarterly revenue target set forth in the Projections by 10% or more for two consecutive quarters, or (ii) generates a loss for any quarter, Purchaser shall have the right to amend the Business Plan in its sole discretion.

          (d) Prior to the adoption of the Business Plan, Purchaser shall provide adequate funding to the Continuing Business Profit Center to permit it to operate in a manner consistent with the Projections. After the adoption of the Business Plan, Purchaser shall provide funding to the Continuing Business Profit Center in accordance with the Business Plan.

          (e) Purchaser shall not take any action which materially adversely affects the ongoing viability of the Continuing Business Profit Center, unless the Continuing Business Profit Center (i) fails to meet a quarterly revenue target set forth in the Projections by 10% or more for two consecutive quarters, or (ii) generates a loss for any quarter.

          (f) In the event that Purchaser breaches its obligations set forth in
Section 2.6(e) or in the event of a Change of Control (as defined below) of Purchaser, the First Level Performance Targets for the year in which such event occurs and the remaining Contract

                                      11.

Years shall be deemed achieved for purposes of Section 2.4(g)(i) and the payments shall be made on the schedule set forth in Section 2.4(g)(i). For purposes of this Section 2.5(f), "Change of Control" shall mean (i) the acquisition of the Purchaser by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Purchaser); or (ii) a sale of all or substantially all of the assets of the Purchaser; unless the Purchaser shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          (g) In order to facilitate the calculation of the Revenue and EBT of the Continuing Business, the Purchaser shall maintain adequate accounting records for the Continuing Business Profit Center that permit calculation of the Revenue and EBT of the Continuing Business, such records and calculations to be made available for review at the end of the relevant Contract Year.

          (h) Within forty-five (45) days after the end of each fiscal quarter (other than the quarter ended September 30) of Purchaser or within ninety (90) days after the end of the quarter ended September 30, but in no event earlier than a public release of earnings data for Purchaser for such quarter, Purchaser shall provide to Seller at the address set forth in Section 11.4 hereto a statement of unaudited Revenues and EBT that specifies in reasonable detail the components of Cost of Revenue (the "Quarterly Statement") for the Continuing Business Profit Center for the quarter then ended. Such Quarterly Statement represents preliminary information and shall be subject to adjustment.

          (i) Purchaser shall prepare and furnish to Seller as soon as available and in any case within sixty (60) days after the end of each Contract Year a certificate of the Chief Financial Officer of Purchaser certifying as to the Revenue and EBT of the Continuing Business Profit Center for such Contract Year.

          (j) The calculation set forth in 2.5(i) above shall be binding on the Seller unless Seller gives written notice to the Purchaser of a disputed amount within twenty (20) Business Days after the delivery of the relevant calculation in which case the provisions of Section 10.3 hereof shall apply. In the event that Purchaser's independent auditors require an audit adjustment that impacts the Revenue and EBT calculations for a particular Contract Year subsequent to the payment by Purchaser of amounts pursuant to Section 2.4(g), such that Seller should not have been entitled to payment under Section 2.4(g), Purchaser shall notify Seller in writing of such overpayment. Within thirty (30) days of receipt of such written notice, Seller shall pay Purchaser the amount of such overpayment. If Seller fails to pay Purchaser the amount of such overpayment, Purchaser shall have the right to seek indemnification for the amount of such overpayment pursuant to Section 10.2.

                                      12.

     2.6  Payments in Advance or Arrears; Collection on Receivables.

          (a)  On the Closing Date:

               (i) the Purchaser must pay to the Seller, promptly upon receipt of adequate supporting documentation, (A) any payments in advance made by the Seller for goods or services to be supplied to the Continuing Business in the ordinary course of ordinary business after the Effective Date to the benefit of Purchaser; and (B) any other payments in advance made by the Seller in respect of the Continuing Business in the ordinary course of ordinary business, the benefit of which is received by the Continuing Business after the Effective Date; and

               (ii) the Seller must pay to the Purchaser, promptly upon receipt of adequate supporting documentation, any payments in advance received by the Seller for goods or services to be supplied in respect of the Continuing Business after the Effective Date.

          (b)  If the Purchaser makes:

               (i) any payment in arrears for goods or services supplied to the Business before the Effective Date; or

               (ii) any other payment in arrears in respect of the Business where the benefit was received or the liability was incurred by the Business before the Effective Date, then the Seller must reimburse the Purchaser promptly after the Seller receives evidence of payment.

     2.7 Allocation. Within sixty (60) days of the Closing Date, the Purchaser shall propose an allocation of the purchase price of the Business Assets and the other rights conveyed hereunder among the Business Assets as set forth in the Effective Date Balance Sheet, to then be agreed upon by the parties within sixty
(60) days following the Closing Date. Such allocation shall be adopted for all purposes related to the sale of the Business Assets hereunder, and neither Seller nor Purchaser shall file a tax return or otherwise take a position for tax purposes, or otherwise, inconsistent with this allocation. Any consideration becoming due after the Closing Date shall be allocated among the Business Assets in the same proportions as consideration is allocated to them in said schedule subject to the fair market value limitations of Section 1060 of the Internal Revenue Code as they relate to the classes of Business Assets.

     2.8 Entitlements. During the period between the date hereof and the Closing Date, Purchaser shall have the right to conduct an investigation of the Business Assets and the Business for the purpose of analyzing the Continuing Business. Seller agrees that the rights granted to Purchaser herein and the results of Purchaser's inspection shall not relieve Seller of any obligations Seller may have under any other provisions of this Agreement or under other documents, instruments or agreements entered into concurrently herewith or contemplated hereby, or implied by law, nor shall they constitute a waiver by Purchaser of the right to enforce any of the same.

     2.9 Sales Taxes. The parties hereto acknowledge and agree that, while they will use their best efforts lawfully to avoid imposition of such taxes, including (as shall be mutually agreeable to Purchaser and Seller) use of the load & go or remote telecommunications means for delivery of any source code included in the Business Assets, any and all sales taxes arising out of

                                      13.

the transfer of the Business Assets from Seller to Purchaser shall be payable by Seller. As used in this Section:

          (a) The term "load & go" means that Seller shall transfer the source code by directly installing a copy thereof on Purchaser's computer. Such installation would be accomplished by Seller travelling to Purchaser's place of business and transferring the source code from Seller's portable storage, for example, floppy disk or CD-ROM, media to Purchaser's computer's permanent storage media, for example, a fixed drive. Seller shall not deliver any tangible personal property to Purchaser as a result of the installation.

          (b) The term "remote telecommunications" means that Seller shall transfer the source code by remote telecommunications, for example, via modem, from Seller's place of business to Purchaser's designated location. Seller shall not deliver any tangible personal property to Purchaser as a result of such installation.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

          As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholder, jointly and severally, hereby represents and warrants to Purchaser as follows:

     3.1  Organization and Authority.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has full corporate power and authority to own and lease the Business Assets and to carry on the Business as and where the Business Assets are now owned or leased and the Business is now conducted.

          (b) Shareholder (i) has full legal right, power and authority to enter into this Agreement and the other agreements contemplated hereby to which he or she is a party and (ii) has duly and validly executed this Agreement and such other agreements contemplated by this Agreement to which Shareholder is a party.

          (c) Shareholder is the only holder of shares of the capital stock of Seller.

     3.2  Absence of Conflicts.

          (a) Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a party by Seller, nor the compliance by Seller with the terms and conditions hereof and thereof or the consummation by Seller of the transactions contemplated hereby and thereby will
(i) conflict with any of the terms, conditions or provisions of the certificate of incorporation of Seller, (ii) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller, the Business Assets or the Business, or any governmental permit or license issued to Seller, (iii) violate or be in conflict with, result in a breach of or constitute (with or

                                      14.

without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been, or prior to the Closing Date will be, duly obtained by Seller as set forth in Schedule 3.2 hereto) under, any term or provision of any lease, agreement or
   ------------
instrument to which Seller is a party or by which it or the Business Assets are bound, (iv) result in the creation of any Lien upon any of the Business Assets,
(v) give to any other Person, any rights or interests (including rights of purchase, termination or cancellation) under any lease, agreement or instrument or (vi) otherwise adversely affect the contractual or other legal rights or privileges of Seller.

          (b) Neither the execution, delivery or performance of this Agreement or any other agreement contemplated hereby to which Shareholder is a party nor consummation of the transactions contemplated hereby or thereby will require, on the part of Shareholder, any consent, approval, authorization or other order of, or any filing with, any governmental entity or under any contract, agreement or commitment to which Shareholder is party or by which his property is bound.

     3.3  Power and Authority.

          (a) Each of Seller and Shareholder has full power and authority to execute, deliver and carry out all the terms and provisions of this Agreement and the other agreements contemplated hereby to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder. On or prior to the Closing Date, each of Seller and Shareholder shall have taken, or caused to have been taken, all necessary action to authorize his, her or its execution, delivery and performance of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby.

          (b) This Agreement constitutes, and upon the execution and delivery by each of Seller and Shareholder of the other agreements among the parties referred to herein and each instrument and certificate delivered by each of Seller and Shareholder pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of each of Seller and Shareholder, enforceable against each of Seller and Shareholder in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and by equitable principles.

          (c) Neither Seller nor Shareholder is subject to any restriction of any kind or character, which prohibits Seller or Shareholder from entering into this Agreement or would prevent or impede its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby which will not be waived by the Closing Date.

     3.4  Financial Statements; Forecasts.

          (a)  Schedule 3.4(a) hereto contains true and complete copies of a
               ---------------
balance sheet of Seller as of January 31, 2000 (the "Balance Sheet") and the related statements of income and cash flows for the month then ended. Schedule 3.4(a) hereof contains a schedule of

                                      15.

historical and future costs associated with all Client Contracts (the "Contract Cost Schedule"). The amounts set forth in the Contract Cost Schedule are accurate in all material respects and have been prepared in accordance with the books and records of the Seller. The Balance Sheet and the related statements of income and cash flows for the month then ended are accurate in all material respects, have been prepared in accordance with GAAP (except for the footnote disclosure), have been prepared in accordance with the books and records of Seller and fairly present, in accordance with GAAP, the assets, liabilities, financial position, results of operations and cash flows of Seller as of January 31, 2000 and for the month then ended. The Effective Date Balance Sheet and the related statements of income and cash flows for the two-months then ended will be accurate in all material respects, will be prepared in accordance with the books and records of Seller and will fairly present, in accordance with GAAP, the assets, liabilities, financial position, results of operations and cash flows of Seller as of February 29, 2000. The Tier Closing Balance Sheet and the related statements of income and cash flows for the period then ended will be accurate in all material respects, will be prepared in accordance with the books and records of Seller and will fairly present, in accordance with GAAP, the assets, liabilities, financial position, results of operations and cash flows of Seller as of the Closing Date.

          (b)  Schedule 3.4(b) hereto contains true and complete copies of
               ---------------
projections for the operation of the Continuing Business Profit Center on a monthly basis through the third Contract Year (the "Projections") and a reconciliation of actual income statements to pro forma income statements (the "Reconciliation"). The Projections are reasonable and have been prepared with due care and on a reasonable basis. In preparing the Projections, Seller has not materially misrepresented any fact that Seller knows. The Reconciliation is true, complete and accurate in all material respects.

     3.5  Title to Property; Encumbrances.

          (a) Seller has, and immediately prior to the Closing Date will have, good, merchantable and valid title to all the Business Assets (except for the Properties) and good, marketable and valid leasehold title to the Property Leases, in each case, free and clear of all Liens other than Permitted Liens.
Schedule 3.5(a) hereto lists all third parties whose consents to assignments of
---------------
Intangible Assets constituting Business Assets is or may be required in order to perfect such assignments.

          (b) There are no leases or licenses pursuant to which Seller leases or licenses from others real or personal property other than the Property Leases and the Assets Leases, all of which are valid and subsisting in accordance with their respective terms, and there is not any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other
                                                     ----- -------
claim of excusable delay or nonperformance) thereunder. True and complete copies of the Property Leases and the Assets Leases have been delivered to Purchaser heretofore. Except as set forth on Schedule 3.5(b) hereto, no consent from any
                                   ---------------
third party is required to transfer to Purchaser any of Seller's rights and interests under any of the Property Leases and the Assets Leases.

          (c)  Except as reflected on Schedule 3.5(c) hereto, the Business
                                     ---------------
Assets include all the real property and personal property used in the Business. Such properties constitute all

                                      16.

properties used by and necessary to conduct the Business, are in good working order and are sufficient for the continuation of the operation of the Business, as it is currently conducted, by Purchaser after the Closing Date.

          (d) There are no existing agreements pursuant to which any person has an option to acquire any interest in any Business Asset. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Business Assets to Purchaser as contemplated hereby. Upon Closing, Purchaser will receive good and marketable title to all of the Business Assets, free and clear of all Liens other than Permitted Liens.

     3.6 Receivables and Payables. Receivables of Seller that are reflected on the Balance Sheet or have arisen since January 31, 2000: (i) have arisen from bona fide transactions in the ordinary course of business; (ii) are not subject to any defense, offset or counterclaim; and (iii) are collectible, net of any allowance for doubtful accounts, except where the failure to collect any such Receivables would not, in the aggregate, have a Material Adverse Effect. Payables of Seller that are reflected on the Balance Sheet or have arisen since the Balance Sheet Date have arisen from bona fide transactions in the ordinary course of business wherein the goods or services received by Seller constituted fair value for the debts incurred. Schedule 3.6 hereto contains a true and
                                    ------------
complete aging of each Receivable and Payable as of the Balance Sheet Date.

     3.7  Intangible Assets.

          (a)  Schedule 3.7(a) hereto contains: a true and complete list of (i)
               ---------------
all Intangible Assets used in or constituting a part of the Business and any applications and registrations with respect to same; (ii) the general types of hardware products and tools, software products and tools and services that are currently published, offered or under development by the Business; and (iii) all licenses, sublicenses and similar agreements to which the Business is a party and pursuant to which the Business or any other person or entity is authorized to use any intellectual property. The disclosures described in clause (iii) above include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof and the applicable royalty or summary of any formula or procedure for determining such royalty. Except as described in Schedule 3.7(a), Seller is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intangible Asset with respect to the use thereof in the conduct of the Business or otherwise. The use by Seller or, to Seller's and Shareholder's best knowledge, its customers of Seller's Intellectual Property Rights with respect to the Business does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right or other intellectual property right, right of privacy or right in personal data of any person, and no claim challenging the validity, effectiveness or ownership by Seller of any of its intellectual property has been asserted or threatened by any person.

          (b) Except as described in Schedule 3.7(b) hereto, Seller owns and
                                     ---------------
has the unrestricted right to use all its Intellectual Property Rights and the other Intangible Assets required for or incident to the operation of the Business, free and clear of any right, equity or claim of others. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights. Seller has secured from (i) all

                                      17.

parties who have created any portion of, or otherwise have any rights in or to, Seller's Intellectual Property Rights, valid and enforceable written assignments of any such work or other right to Seller and (ii) all employees and third parties with whom Seller has shared proprietary information, written agreements to keep such information confidential.

          (c) Schedule 3.7(c) hereto contains a true and complete list and
              ---------------
description of all licenses of or rights to proprietary information granted to Seller by others or to others by Seller. Except as described in Schedule 3.7(c), Seller has not sold, transferred, assigned, licensed or subjected to any right, Lien, encumbrance or claim of others any Intangible Assets or any interest therein. There are no known claims or demands of any person pertaining to, or any proceedings that are pending or, to Seller's and Shareholder's best knowledge, threatened, which challenge the rights of Seller in respect of any Intangible Assets. Seller is not aware of any third party that is infringing upon or violating any of the Intangible Assets.

     3.8  Insurance.  Schedule 3.8 hereto lists the insurance policies currently
                      ------------
carried by Seller. Such policies provide such coverage against risk of loss, with respect to the Business and the Business Assets of Seller, and in such amounts as are customary for companies of established reputation engaged in the same or similar business as the Business and similarly situated. True and complete copies of all such policies have been made available to Purchaser for inspection. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and Seller has otherwise complied with the terms and conditions of all such policies as necessary to maintain the effectiveness of same. Such policies of insurance (or other policies providing substantially similar insurance coverage) have been in effect since before December 31, 1998, and remain in full force and effect.

     3.9  Employees and Labor Matters; Contractors.

          (a)  Schedule 3.9 hereto contains a true and complete list of (i) all
               ------------
Employees of Seller and the current annual salary for each such Employee and
(ii) all Contractors of Seller and the annual consulting fees for each such Contractor.

          (b) None of such employees is subject to any collective bargaining agreement to which Seller is a party or is bound. Seller is in material compliance with all federal and state laws respecting employment and employment practices and has not engaged in any unfair labor practice. Schedule 3.9 sets forth with respect to the Business: (i) a statement describing all employee benefits that are enforceable obligations of Seller; (ii) a list of all Employees of Seller related to the Business who have employment contracts, whether oral or written, or loan or other agreements with Seller, true and complete copies of which have heretofore been delivered to Purchaser; and (iii) a list of all written employee benefit plans or agreements of Seller, true and complete copies of which have heretofore been delivered to Purchaser. Schedule
3.9 hereto summarizes accurately and completely accrued vacation time of Transferred Employees as interpolated through and including February 29, 2000. There is not occurring or, to Seller's and Shareholder's best knowledge, threatened any strike, slow down, picket, work stoppage or other concerted action by any union or other group of Employees or other persons against Seller or the Business. No union or other labor organization has attempted to organize any of the Employees

                                      18.

of Seller related to the Business. No worker's compensation or similar claim relating to or involving Seller or the Business has been filed or is threatened. Seller has made (or scheduled as a Payable hereunder) all payments due to employees through and including the date immediately preceding the Closing Date, except for accrued vacation time of Transferring Employees as allocated pursuant to Section 2.4(a)(ii).

          (c) Each Transferring Contractor has been properly treated by Seller as an independent contractor and not an employee (for any purpose) of Seller. Except as otherwise set forth in Schedule 3.9 hereto, Seller has not given any commitment (whether legally binding or not) to increase or supplement the compensation or benefits of any Contractor beyond the amounts and entitlements listed in Schedule 3.9, nor has Seller agreed to any stock ownership or profit sharing plan or other incentive plan in respect of the Business with any Contractor. Seller has maintained adequate and suitable records regarding the service of each Contractor. Seller has made (or scheduled as a Payable hereunder) all payments due to Contractors through and including the date immediately preceding the Closing Date.

     3.10 Litigation.  Except as set forth on Schedule 3.10 hereto, there is no
                                              -------------
legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) (each, an "Action") pending or, to Seller's and Shareholder's best knowledge,
           ------
threatened against or affecting Seller or any of its shareholders, officers, directors or employees, the Business or the Business Assets. To Seller's and Shareholder's best knowledge, there is no basis for the institution of any Action against Seller or any of its shareholders, officers, directors or Employees, the Business or the Business Assets which, if decided adversely, would have a material adverse effect on Seller, on the financial condition, properties, profitability, prospects or operations of the Business or on Seller's ability to consummate the transactions contemplated herein (a "Material
                                                                        --------
Adverse Effect").  Except as set forth on Schedule 3.10, Seller is not in
--------------
default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) with respect to the Business.

     3.11 Income and Other Taxes. All federal, state, local and other Tax returns (including estimated tax returns) required to be filed by Seller to date have been timely, completely and accurately prepared and filed, and all Taxes shown to be due thereon in connection with the Business or the Business Assets have been timely paid or deposited. Seller has not requested any extension of time within which to file any tax return, which tax return has not since been filed. Purchaser has heretofore been furnished by Seller with true, correct and complete copies of each tax return of Seller with respect to the past three taxable years, and of all reports of, and communications from, any governmental entities relating to such period concerning deficiencies, adjustments or changes. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date that is or could become a lien on any Business Assets. Neither Seller nor any shareholder or director or officer (or employee responsible for tax matters) of Seller expects any authority to assess any additional Tax for any period for which tax returns have been filed. There is no dispute or claim concerning any liability for Tax of Seller either
(i) claimed or raised by any authority in writing or (ii) as to which Seller or any shareholder or director or officer (or employee responsible for tax matters) of Seller or Shareholder has knowledge based upon personal contact with any agent of such authority. Seller has delivered to Purchaser correct and complete copies of all federal income tax

                                      19.

returns, examination reports and statements of deficiencies assessed against or agreed to by Seller. Seller has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

     3.12 Employee Benefit Matters.

          (a) Schedule 3.12 hereto sets forth (i) each written and material
              -------------
unwritten plan, program, policy or other arrangement, providing for severance, termination pay, equity-based awards, fringe benefits or other employee benefits, whether formal or informal, and whether funded or unfunded, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA sponsored, maintained, contributed to, or required to be contributed to, for the benefit of, or with respect to any current or former employee, consultant, independent contractor, agent or principal of the Seller with respect to the Business (each, an "Affected Employee" and each such plan,
                                        -----------------
program, policy or arrangement, an "Affected Employee Plan"), and (ii) each
                                    ----------------------
material employment, severance, termination, consulting or similar agreement (except consulting agreements which can be terminated with 30 days or less notice without liability) between the Seller and any Affected Employee or with respect to which the Seller has any liabilities or obligations (each, an "Affected Employee Agreement"). Seller shall provide Purchaser with current,
----------------------------
accurate and complete copies of all documents embodying each material Affected Employee Plan and each Affected Employee Agreement.

          (b) At no time has Seller or any member of its Controlled Group contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any "multi employer plan" (within the meaning of Section 3(37) of ERISA). Neither any Seller nor any member of the Controlled Group presently sponsors, maintains, contributes to or is required to contribute to, or has since 1990 sponsored, maintained, contributed to or been required to contribute to, a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any plan subject to Section 412 of the Code (each, a "Controlled Group Plan"). Each Affected Employee Plan
                          ---------------------
is and has been operated in compliance with the terms of such plan and with all applicable laws, including, without limitation, ERISA and the Code, and each Seller has performed all material obligations required to be performed by it under each Affected Employee Plan. Neither any Seller nor any member of a Controlled Group has incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with any
                                           ----
Controlled Group Plan which liability has not been fully paid prior to the date hereof, other than liability for premiums due the PBGC, which premiums have been or will be paid when due, and no steps have been taken by the plan sponsor or, to Seller's and Shareholder's best knowledge, by the PBGC to terminate any Controlled Group Plan and no reportable event (within the meaning of Section 4043 of ERISA) and no event described in Section 4062 or 4063 of ERISA has occurred with respect to any Controlled Group Plan. Each Affected Employee Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is so qualified. No Seller has any plan or commitment, whether legally binding or not, to establish any material new employee benefit or compensation plan, program, policy, practice or arrangement or to modify or terminate in any material respect any existing Affected Employee Plan (and has not communicated to any Affected Employee any intention to do so). There are no actions, proceedings, arbitrations, suits or claims pending or threatened, against any Affected Employee Plan, Seller or any plan fiduciary with respect to any Affected Employee Plan (other

                                      20.

than routine benefit claims) and no Affected Employee Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or the PBGC.

     3.13 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Balance Sheet, (ii) as set forth on Schedule 3.13 hereto or
                                                        -------------
(iii) for current liabilities incurred since January 31, 2000 in the usual and ordinary course of business, as of the date hereof, Seller has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes, with respect to or based upon transactions or events occurring at or prior to the Closing Date.

     3.14 Permits, Licenses, Etc. Seller possesses, and is operating in compliance with all Permits. Schedule 3.14 hereto contains a true and complete
                             -------------
list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened involving or potentially involving the revocation, suspension or limitation of any Permit.

     3.15 Consents. All consents, authorizations and approvals of any court, arbitrator or any other person to or as a result of the consummation of the transactions contemplated by this Agreement or that are necessary or convenient in connection with the Business as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been obtained by Seller, except as described in Schedule 3.15 hereto. Except as set forth on Schedule
                       -------------
3.15, all consents, authorizations and approvals described in Schedule 3.15 will have been duly obtained prior to the Closing Date, and written evidence of such consents, authorizations and approvals shall have been provided to Purchaser.

     3.16 Contracts.

          (a) Except for the Contracts, Client Contracts, Contractor Contracts, Assets Leases and Property Leases, there is no material contract, agreement, lease, permit, commitment, arrangement or other instrument to which Seller is a party which is necessary or convenient to conduct the Business as presently conducted and as proposed to be conducted, or that otherwise affects the Business in any way. Neither Seller nor, to the best knowledge of Seller and Shareholder, any other party is in breach of any material contract. Neither Seller nor Shareholder is aware of any grounds for modification, termination, rescission, avoidance or repudiation of any material contract by any party thereto.

          (b) Each Client Contract is valid and binding and enforceable in accordance with its terms. No event has occurred and neither Seller nor Shareholder is aware of any matter or thing, which might reasonably be expected to cause any Client Contract to be modified or terminated. Seller has satisfactorily performed all its obligations under each Client Contract and has not provided any services that did not comply in all material respects with all applicable laws, regulations, standards and customer specifications or that was not in accordance with any representation, condition, warranty or contractual term, express or implied, given in relation to it. Set forth on Schedule 1.1(c) hereto with respect to each Client Contract that contains a cap on time and material costs is a calculation as of the most recent practicable date of (i) the amount of billings to date under such contract and (ii) the maximum allowable billings.

                                      21.

     3.17 Compliance with Law. The Business has not been conducted and is not being conducted, and Seller is not nor has been, in material violation of, nor received any notice of any alleged material violation of, or any citation for noncompliance with, any applicable federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality. Seller has made all required registrations and filings with all applicable federal, state and local government authorities relating to the Business as currently conducted and as proposed to be conducted. All such registrations, filings and submissions were in compliance with all material legal requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable governmental entities with respect to such registrations, filings or submissions, and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

     3.18 Absence of Certain Changes. Since January 31, 2000, there has been no material adverse change in the financial condition, properties, profitability, prospects or operations of the Business.

     3.19 Warranties.  Schedule 3.19 hereto contains an accurate summary of (a)
                       -------------
all warranties granted or made by Seller with respect to any service rendered by Seller in connection with the Business and (b) each warranty claim in the past [three] years relating to any service rendered by Seller in connection with the Business. No officer, director, employee or agent of Seller has made any warranty, oral or written, on behalf of Seller or Seller's services inconsistent with the statements set forth on Schedule 3.19. There are no service liability or service warranty claims pending or threatened against Seller, and no facts or circumstances exist that could provide a basis for such a claim. Seller has not sold or provided any service in connection with the Business which did not comply in all material respects with all applicable laws and regulations and customer specifications in force as of the date that such service was provided.

     3.20 Affiliations.  Except as set forth on Schedule 3.20 hereto, neither
                                                -------------
Seller nor any officer, director or employee of Seller or any associate or affiliate of Seller or any of such persons has, directly or indirectly, (a) an interest in any corporation, partnership or other person that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by Seller or (ii) purchases from or sells or furnishes, or proposes to purchase from or sell or furnish, to Seller any goods or services, or (b) a beneficial interest in any contract or agreement to which Seller is a party or by which it or any Business Assets or the Business are bound or affected, except as contemplated by this Agreement.

     3.21 Brokers' Fees. Other than Capital Reserve Advisors, Inc., no broker or finder has been employed by or on behalf of Seller or Shareholder in connection with this Agreement or the transactions contemplated hereby, and, other than relevant agency agreements which are solely the responsibility of Seller, neither Seller nor Shareholder has entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                      22.

     3.22 Solvency, Etc.

          (a) The sale, assignment and transfer of Business Assets contemplated hereby is not intended by Seller to hinder, delay or defraud any person to which Seller is or may become, on or after the Closing Date, indebted.

          (b) The purchase price for the Business Assets represents fair value for the Business Assets from a financial point of view.

          (c)  After giving effect to the transactions contemplated hereunder,
(i) Seller will be solvent in the sense that the fair saleable value of its remaining marketable assets will exceed the value of its liabilities and (ii) Seller will not have unreasonably small capital to engage in its existing or contemplated businesses.

     3.23 Year 2000. Any reprogramming required to permit the proper functioning in and following the year 2000 of the Business's computer systems and equipment containing embedded microchips, and the testing of all such systems and equipment, as so reprogrammed, has been completed. The reasonably foreseeable consequences of year 2000 to the Business, including, without limitation, reprogramming errors, products and services provided by the Business, will not have a Material Adverse Effect.

     3.24 Disclosure; Survival.

          (a) No representation or warranty of Seller or Shareholder in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Seller or Shareholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) All representations and warranties of Seller and Shareholder are true, correct and complete in all material respects as of the date hereof, will be true, correct and complete as of the Closing Date and will survive the Closing Date and consummation of the transactions contemplated hereby through the end of the third Contract Year, except for the representations and warranties made in Section 3.11 which shall survive for the maximum period provided by law.

                                   ARTICLE 4

                  Representations and Warranties of Purchaser

     Purchaser hereby represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and (b) has full corporate power and authority to own its assets and to carry on its businesses as and where such assets are now owned and such businesses are now conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                                      23.

     4.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Purchaser, compliance by Purchaser with the terms and conditions hereof nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the articles of incorporation of Purchaser, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Purchaser or (c) conflict with or result in a breach of or require any consent, authorization or approval (other than those required to be obtained which have been, or prior to the Closing Date will be, duly obtained by Purchaser) under, any indenture, mortgage, lien, lease, agreement or instrument to which Purchaser is a party or by which it is bound.

     4.3  Power and Authority.

          (a) Purchaser has full power and authority to execute, deliver and carry out all the terms and provisions of this Agreement and the other instruments required hereby to be delivered by it and to perform its obligations hereunder and thereunder. On or prior to the Closing Date, Purchaser shall have taken, or caused to have been taken, all necessary action to authorize Purchaser's execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby.

          (b) This Agreement constitutes, and upon the execution and delivery by Purchaser of the other agreements among the parties referred to herein and each instrument and certificate delivered by Purchaser pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and by equitable principles.

     4.4 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

     4.5  Disclosure; Survival.

          (a) No representation or warranty of Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Seller or Shareholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) All representations and warranties of Purchaser are true, correct and complete as of the date hereof, will be true, correct and complete as of the Closing Date and will

                                      24.

survive the Closing Date and consummation of the transactions contemplated hereby through the end of the Third Contract Year.

                                   ARTICLE 5

                              Covenants of Seller

     During the period commencing on the date hereof and continuing through the Closing Date except for Section 5.8 which continues through the First Contract Year, Seller agrees (except as expressly otherwise contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:

     5.1 Access. Seller shall permit, and shall cause its shareholders, officers, directors, key employees and advisers to permit, Purchaser and its accountants, counsel, other representatives and agents and lenders access during normal business hours to the books and records, facilities, key personnel, customers, suppliers, independent accountants and counsel, as reasonably requested by Purchaser or its representatives in connection with their due diligence review of Seller and its affairs and operations and, during such period, shall furnish promptly to Purchaser, without request, a copy of each report, notice and other document filed or received by, or on behalf of, Seller pursuant to the requirements of applicable regulatory law and, upon request, all other information pertaining to the Business or the Business Assets. Purchaser shall conduct such review so as to minimize any interference with the normal conduct of the Business.

     5.2 Obtaining Approvals. Seller shall use its commercially reasonable efforts to obtain (and to cooperate with Purchaser in obtaining) any (i) consent, authorization or approval of, or exemption by, any governmental body or agency or instrumentality thereof required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement, and (ii) consent to, and authorization or approval of any other person or entity to or required as a result of, consummation of the transactions contemplated hereby.

     5.3 Tax Assessments and Audits. Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the operations of the Business for periods ending on or after the Closing Date.

     5.4 Schedules. Seller shall deliver to Purchaser prior to the Closing Date a written statement clearly and specifically disclosing as of the Closing Date any materially untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(b) hereof.

                                      25.

     5.5 Satisfaction of Conditions Precedent. Seller and Shareholder shall use their best efforts to bring about the satisfaction of the conditions precedent to Closing Date set forth in Sections 8.1 and 8.2 of this Agreement.

     5.6  Personnel Matters.

          (a) Cooperation in Hiring. Seller agrees to cooperate fully with Purchaser to assist Purchaser in hiring such Employees of Seller and in coming to terms with such Contractors as Purchaser may elect to hire or continue to engage, and Seller hereby waives any rights which it may have to prohibit such persons from being hired or engaged by Purchaser. Effective as of the Closing Date, Seller waives any limitations on competition or other restriction affecting the Transferring Employees' potential employment with Seller, that may be contained in such Transferring Employees' existing agreements with Seller. All liabilities and obligations with respect to Transferring Employees and Transferring Contractors, to the extent such liabilities and obligations accrue after and relate to the period commencing subsequent to the Effective Date, shall be liabilities and obligations of Purchaser, provided, however, that if this Agreement is terminated for any reason prior to closing, Purchaser shall have no liability with respect to Transferring Employees or Transferring Contractors. Notwithstanding the foregoing sentence, if this Agreement is terminated for any reason, Purchaser shall continue to be bound by the provisions of that certain confidentiality agreement, dated October 25, 1999, between Seller and Purchaser. All such liabilities and obligations which relate to periods prior to the Effective Date, including severance or other payments pursuant to any agreement between Seller and Transferring Employee, or which relate to any non-Transferring Employees and non-Transferring Contractors, including, but not limited to, in the case of such employees, any severance pay or accrued vacation obligation or any obligation to provide continuation health coverage, shall be liabilities and obligations of Seller and not Purchaser.

          (b) No Entitlement. Except as provided in subsection (a) of this Section, nothing in this Agreement shall be construed to entitle any employee of Seller or Contractor to any position of employment or any other arrangement or any specific compensation from Purchaser or any affiliate of Purchaser. Nothing in this Agreement shall be construed to entitle any employee of Seller to any benefits or service credit under any pension, profit sharing, health or welfare benefit plan or any severance plan sponsored by Purchaser or any affiliate of Purchaser, nor shall anything in this Agreement obligate Purchaser or any affiliate of Purchaser to offer any particular benefit at any particular level with respect to any such person. Unless otherwise specifically set forth in an agreement in writing between such parties, the employment or other relationship of any employee of Seller who becomes an employee of Purchaser or any affiliate of Purchaser or any other right or benefit of such employee shall be terminable at any time, with or without cause, by such employee and the entity by which he or she is engaged.

          (c) Payroll Expenses. Seller shall have paid as of the Effective Date or scheduled as a Payable hereunder all liabilities to its Employees or Consultants including, without limitation, all wages, salaries, bonuses and other direct or indirect compensation earned by or owed to any current or former Employee, temporary Employee or Consultant of Seller through and including the Effective Date, whether or not otherwise payable by such date.

                                      26.

          (d) Insurance. Seller shall use commercially reasonable efforts to cause its insurance carriers to honor all claims for benefits under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained by Seller on behalf of the Employees of Seller incurred through the Closing Date, in accordance with and subject to the terms of such welfare plans, without interruption as a result of the employment by Purchaser of any such Employee subsequent to the Closing Date. Seller may make distributions of any life insurance policies it owns with respect to Shareholder and may release any and all claims and rights it may have with respect to any such policies (whether or not owned by Seller).

     5.7 Handling of Prior Claims. Seller covenants and agrees to handle and resolve all claims, actions and suits brought by any person which relate to or arise out of the operation of the Business prior to the Effective Date (each, a "Prior Claim"), and shall cause its insurers to handle and resolve all Prior Claims, in each case, in a manner consistent with the historical policies and practices of Seller. Schedule 5.7 hereto lists all such Prior Claims as of the
                      ------------
Effective Date. Seller shall deliver monthly reports describing the status of each Prior Claim to Purchaser until all Prior Claims have been finally resolved.

     5.8 Transferring Employees' 401(k) Accounts. Seller will prepare a final accounting of each Transferring Employee's 401(k) account balance, including the vested and unvested portion (which shall then be fully vested) and Purchaser shall coordinate with Seller and use its best efforts to spin off the 401(k) accounts of the Transferring Employees to a plan of Purchaser as soon as reasonably practicable and Purchaser shall become the successor sponsor of the spun-off portion of Seller's 401(k) plan; provided that such spin-off is permitted under applicable law and regulations.

                                   ARTICLE 6

                            Covenants of Purchaser

     During the period commencing on the date hereof and continuing through the Closing Date, except for Sections 6.4 and 6.5 which shall continue through the First Contract Year, Purchaser agrees (except as expressly otherwise contemplated by this Agreement or to the extent that Seller shall otherwise consent in writing) that:

     6.1 Compliance with Legal Requirements. Purchaser shall comply promptly with all requirements that applicable law may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of its affiliates in connection therewith or herewith.

     6.2 Obtaining Approvals. Purchaser shall use commercially reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any governmental body or agency or instrumentality thereof, or other person, required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement.

                                      27.

     6.3 Satisfaction of Conditions Precedent. Purchaser shall use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing Date set forth in Section 8.2 of this Agreement.

     6.4 Transferring Employees' 401(k) Accounts. Seller will prepare a final accounting of each Transferring Employee's 401(k) account balance, including the vested and unvested portion (which shall then be fully vested) and Purchaser shall coordinate with Seller and use its best efforts to spin off the 401(k) accounts of the Transferring Employees to a plan of Purchaser as soon as reasonably practicable and Purchaser shall become the successor sponsor of the spun-off portion of Seller's 401(k) plan; provided that such spin-off is permitted under applicable law and regulations.

     6.5 Transferring Employee Benefits and Salaries. Purchaser shall provide Transferring Employees with the benefits and salaries set forth on Schedule 6.5.

                                   ARTICLE 7

                   Conduct of Business Pending Closing Date

     During the period commencing on the date hereof and continuing through the Closing Date, Seller agrees (except as expressly otherwise contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:

     7.1 Good Standing. Seller shall remain in good standing in its state of organization and in all jurisdictions where it is qualified to do business.

     7.2 Ordinary Course. Seller shall conduct the Business in, and only in, the usual, regular and ordinary course in the same manner as heretofore conducted and use its best efforts to preserve intact its current business organization, to keep available the services of its current Key Employees and Contractors and to preserve its relationships with Clients, suppliers and others having business dealings with the Business to the end that its goodwill and ongoing business of the Business shall be unimpaired at the Closing Date. Seller shall maintain the Business Assets in good condition and repair.

     7.3 Accounting. Seller shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it for the Business. Seller shall maintain its books, records and accounts for the Business on a consistent basis.

     7.4 Indebtedness. Seller shall not incur any indebtedness or cause or permit any Liens to be placed on the Business or the Business Assets; provided, however, that Seller shall be entitled to draw on its existing line of credit with the Private Bank and Trust Company.

     7.5 Compliance with Legal Requirements. Seller shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser, or upon any of its affiliates, in connection therewith or herewith.

                                      28.

     7.6 Competing Offers; Merger or Liquidation. During the period commencing on the date hereof and terminating on April 30, 2000, Seller shall not: (a) solicit, initiate, or participate in any discussions or negotiations with, or encourage the submission of bids, offers or proposals by (or commence negotiations with or provide any information to), any person (other than Purchaser) with respect to an acquisition of any of the Business Assets or the Business or (b) provide any non-public information concerning the Business Assets or the Business to any person (other than Purchaser). Seller shall immediately notify Purchaser of, and shall disclose to Purchaser all details of, any inquiries, discussions or negotiations after the date hereof of the nature prohibited in this Section. Seller shall refrain during such period from engaging, directly or indirectly, any broker, financial adviser or other consultant on a basis which might provide such broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties with respect to the Business or the Business Assets or any interest therein and from commencing any proceeding to merge, consolidate or liquidate or dissolve or obligating itself to do so in violation of this Section.

     7.7 Disposition of Assets. Seller shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Business Assets, tangible or intangible, or any interest therein, except for sales of Work in Progress in the usual and ordinary course of business and except Liens existing on the date hereof.

     7.8 Compensation. Except as disclosed in advance in writing to Purchaser for approval, Seller shall not pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former employee or consultant of Seller engaged in connection with the Business. Except as disclosed in advance in writing to Purchaser for approval, Seller shall not hire any new employees or contractors.

     7.9 Discharge. Seller shall not cancel, compromise, release or discharge any claim upon or against any person or waive any right of material value included in the Business Assets except, in any case, in the ordinary course of the Business and consistent with past practice.

     7.10 Modification or Breach of Agreements; New Agreements. Seller shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or Client Contract, or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto which are a part of the Business Assets. Seller shall refrain from becoming a party to any contract or commitment in connection with the Business other than in the usual and ordinary course of the Business or as contemplated hereby. Seller shall cause the Business to meet all its contractual obligations in accordance with their respective terms.

     7.11 Inconsistent Action. Seller shall not take any action that would cause any of its representations or warranties in this Agreement to be untrue, incorrect, incomplete or misleading.

                                      29.

     7.12 Interim Operations. From the Effective Date through the Closing Date, Seller shall maintain separate sets of books and records for the Business which will be subject to review and adjustment in accordance with the terms of this Agreement. These records shall be submitted to Purchaser for review and approval within seven (7) days of the Closing Date.

The books and records of the Business ("Tier Books") shall include a balance sheet as of the Closing Date (the "Closing Balance Sheet") and the related income statement (the " Closing Income Statement") and statement of cash flows for the period between the Effective Date and the Closing Date (the "Closing Cash Flow Statement"). The Tier Books will include only the Business Assets and the assumed liabilities pursuant to the terms of this Agreement. The Closing Income Statement shall be prepared in accordance with the following guidelines:
(i) expenses of non-transferring Employees or expenses not in accordance with Seller's written travel and expense policy as set forth on Schedule 3.12 shall be excluded, (ii) compensation expense for Key Employees in accordance with the Key Employee Agreements and for Transferring Employees that are not Key Employees in accordance with the salaries set forth on Schedule 6.5 shall be included; (iii) payroll taxes due to Seller will be recalculated based on revised salaries assuming successor employer on FICA; (iv) commissions shall be accrued in accordance with Seller's current policies for earned revenues during period; (v) revenue will be recognized under the percent complete method using estimated cost to complete for fixed price contracts and based on time and materials basis for time and material contracts (reimbursed expenses shall not included in revenue contracts); (vi) bonuses shall be accrued based on 4% of revenues during period; (vii) car allowances/care lease payments shall not be Tier expense, but base salaries for Transferring Employees will include any agreed upon car allowance adjustment; (viii) vacation accrual of $10,000 per month or such other amount agreed between the parties for; (ix) employer-cost for employee benefits (medical, dental, life insurance, etc.) will be based on the cost of employer paid premiums that Purchaser would have incurred under Purchaser's benefit policy, excluding any self insurance claims, administration premiums or other Seller related plan expenses; (x) charitable contributions and health club fees shall be excluded; (xi) any expenses for pre-Effective Date goods or services shall be excluded; (xii) Seller's acquisition-related costs shall be excluded; (xiii) any interest expense on Seller's line of credit or non-acquired asset leases shall be excluded; and (ix) $65,000 of annual fees for CBPR, Inc. and $2,600 of annual draw for N. Harrington and D. Venezia shall be excluded.

Seller shall pay all expenses and collect all cash in relation to the Business for the period from Effective Date through closing date. Within seven (7) days of the Closing Date, Seller shall deliver to Purchaser the Closing Balance Sheet, Closing Income Statement and Closing Cash Flow Statement, along with a final accounting for Purchaser's review. Within seven (7) days of receipt by Purchaser of the aforementioned items, Purchaser and Seller will agree on a final reimbursement amount payable to Seller or Purchaser, as applicable, and funds shall be remitted to the respective party within five (5) days of such agreement. In coming to such agreement, parties agree that 50% of any travel and out-of-pocket expenses associated with obtaining Client Novation Agreements and 50% of the reasonable fees and expenses for Seller's CPA in preparing the Tier Books shall be included in such determination.

                                      30.

                                   ARTICLE 8

                     Conditions Precedent to Closing Date

     8.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions precedent. If Purchaser terminates this Agreement prior to the Closing Date because any such condition is not so satisfied, Purchaser shall have no liability hereunder except as otherwise set forth in Article 9 hereof. Purchaser may unilaterally waive any of the following conditions precedent to Purchaser's obligations; provided, any such waiver shall be effective only if the same is in writing, signed by Purchaser and delivered to Seller at or prior to the Closing Date:

          (a) There shall not have been instituted or pending or threatened any action, suit or proceeding by or before any court, arbitrator or governmental agency challenging Purchaser's acquisition of the Business Assets or the Business, or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or seeking damages in connection therewith.

          (b) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Seller shall have complied with all covenants and agreements and satisfied all conditions to be performed or satisfied by Seller on or prior to the Closing Date.

          (c) Any approval, consent or waiting period required by any governmental agency or authority necessary or material to the consummation of the transactions contemplated hereby shall have been obtained or expired, as the case may be, including, without limitation, any applicable waiting period under the HSR Act.

          (d) Purchaser shall have received a certificate of Seller substantially in the form attached hereto as Exhibit 8.1(d).

          (e) The Key Employees shall have entered into the Key Employee Contracts, and Purchaser shall have received signed offer letters from at least 85% of Employees and Contractors Purchaser desires to hire as employees.

          (f) Purchaser shall have received from O'Keefe Ashenden Lyons & Ward, special counsel to Seller, a written legal opinion dated the Closing Date in the form attached hereto as Exhibit 8.1(f).

          (g) Seller and Escrow Agent shall each have executed the Escrow Agreement.

          (h) The Board of Directors of Seller shall have approved this Agreement and the material terms of the transactions contemplated hereby.

          (i) Seller's Shareholder shall have approved this Agreement and the material terms of the transactions contemplated hereby.

                                      31.

          (j) All Liens, other than Permitted Liens, on any of the Business Assets shall have been released.

          (k) Seller's landlords shall have consented to Seller's assignment of the Property Leases to Purchaser and issued to Purchaser their assignments in form and substance satisfactory to Purchaser.

          (l) All Business Assets, including the Business Records, shall be delivered to Purchaser.

          (m) Purchaser shall have received novations of all Client Contracts (in the form of Client Novation Agreements), Contractor Contracts (in the form of Contractor Novation Agreements) and all material Contracts.

          (n) All necessary consents, approvals and authorizations from third parties, including, without limitation, from the non-Seller parties to all Client Contracts, material Assets Leases and material Property Leases, whether or not required pursuant to the terms of such instruments, to the assignments contemplated hereby shall have been obtained notwithstanding Purchaser's right under Section 2.3 hereof to require Seller to cooperate with it in obtaining the benefit of any such instrument absent assignment.

          (o) Seller shall have executed and delivered to Purchaser a bill of sale (the "Bill of Sale") substantially in the form attached as Exhibit 8.1(o) hereto.

          (p) Seller shall have executed, acknowledged before a notary and delivered to Purchaser an assignment of the Intangible Assets (the "Assignment of Intangibles") substantially in the form attached as Exhibit 8.1(p) hereto.

          (q) All proceedings taken by Seller and all instruments executed and delivered by Seller on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory to Purchaser and its counsel.

          (r) The closing pursuant to that certain Agreement for Purchase and Sale of Assets between Purchaser, Harris Chapman and the sole shareholder of Harris Chapman shall occur on the Closing Date.

          (s) Seller shall deliver to Purchaser a balance sheet of Seller as of February 29, 2000 (the "Effective Date Balance Sheet") and the related statements of income and cash flows for the two-months then ended.

          (t) Purchaser shall have received releases from the former shareholders of Seller and Richard E. Kristensen in the form satisfactory to Purchaser.

     8.2 Conditions of Seller. Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, at or prior to the Closing Date, of each of the following conditions precedent, and if Seller terminates this Agreement prior to the Closing Date because any such condition is not so satisfied, Seller shall have no liability hereunder except as otherwise set forth

                                      32.

in Article 9 hereto. Seller may unilaterally waive any of the following conditions precedent to Seller's obligations; provided, any such waiver shall be effective only if the same is in writing, signed by Seller and delivered to Purchaser at or prior to the Closing Date:

          (a) There shall not have been instituted or pending or threatened any action, suit or proceeding by or before any court, arbitrator or governmental agency challenging Purchaser's acquisition of the Business Assets or the Business, or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or seeking damages in connection therewith.

          (b) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

          (c) Seller shall have received a certificate of Purchaser substantially in the form attached hereto as Exhibit 8.2(c).

          (d) Any approval, consent or waiting period required by any governmental agency or authority necessary to consummate the transactions contemplated hereby shall have been obtained or expired, as the case may be, including, without limitation, any applicable waiting period under the HSR Act.

          (e) All proceedings taken by Purchaser and all instruments executed and delivered by Purchaser on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory to Seller and its counsel.

          (f) Seller shall have received from Cooley Godward llp, Purchaser's counsel, a written legal opinion dated the Closing Date in the form attached hereto as Exhibit 8.2(f).

          (g) The closing pursuant to that certain Agreement for Purchase and Sale of Assets between Purchaser, Harris Chapman and the sole shareholder of Harris Chapman shall occur on the Closing Date.

          (h) Purchaser shall have executed and delivered the Security Agreement and appropriate UCC financing statements.

          (i) Purchaser and Escrow Agent shall each have executed the Escrow Agreement.

                                   ARTICLE 9

                       Termination, Amendment and Waiver

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by written notice from the terminating party, delivered in accordance with Section 11.4 hereof, specifying the reason therefor:

                                      33.

          (a) by mutual agreement of the parties hereto;

          (b) by Purchaser if (i) any schedule to this Agreement is not satisfactory to Purchaser, (ii) any condition precedent to the Closing set forth in Section 8.1 of this Agreement has not been met on or before April 30, 2000 (as such date may be extended by agreement of Purchaser) or (iii) the Closing Date has not occurred on or before April 30, 2000 (as such date may be extended by agreement of Purchaser) for any reason other than a material default by Purchaser in its obligations hereunder; and

          (c) by Seller if (i) any condition precedent to the Closing set forth in Section 8.2 of this Agreement has not been met on or before April 30, 2000 (as such date may be extended by agreement by Seller) or (ii) the Closing Date has not occurred on or before April 30, 2000 (as such date may be extended by agreement by Seller) for any reason other than a material default by any Seller in its obligations hereunder.

     9.2  Effect.

          (a) In the event of termination of this Agreement as provided in
Section 9.1, then this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto, or any officer, director, employee, agent or representative of any party hereto or any person who "controls" a party hereto within the meaning of the Securities Act, except that the agreements with respect to expenses and publicity contained in Sections
11.2 and 11.5 hereof, respectively, shall survive termination of this Agreement. In addition, the terms of that certain confidentiality agreement, dated October 25, 1999, between Seller and Purchaser shall survive the termination of this Agreement in accordance with the terms provided therein.

          (b) In the event of any breach or default by Seller under the terms of this Agreement, Purchaser shall have the right to terminate this Agreement.

          (c) In the event of any breach or default by Purchaser under the terms of this Agreement, Seller shall have the right to terminate this Agreement.

     9.3 Amendment and Waiver. This Agreement may be amended at any time only by a written instrument executed by Purchaser, Shareholder and Seller. Any amendment effected pursuant to this Section shall be binding upon the parties hereto. Compliance with or performance under any term, provision or condition of this Agreement may only be waived in writing by Purchaser, if the waiver of the term, provision or condition of this Agreement is sought against Purchaser, or by Seller or Shareholder, if the waiver of the term, provision or condition of this Agreement is sought against Seller or Shareholder.

                                  ARTICLE 10

                             Post-Closing Matters

     10.1 Non-Compete, Non-Solicitation and Trade Secrets.

          (a) General. In order that the Purchaser may have and enjoy the full benefit of the Business, and in order to protect the value and utility to the Purchaser of the Business

                                      34.

Assets, each of Seller and Shareholder hereby severally covenant with the Purchaser that (x) they will not at any time disclose to any person whatsoever, other than the Purchaser, any trade secrets, know-how, technology, processes, formulas, computer programs, customer names or identities, or other confidential or proprietary business information used in or associated with the Business at the Closing or within eighteen (18) calendar months prior thereto and (y) for a period of up to the end of twenty-four (24) months subsequent to the fourth anniversary of the Effective Date, they will not, directly or indirectly, as a stockholder, partner, officer, director, employee, associate, owner, creditor, manager, adviser, consultant, agent or otherwise:

              (i) Non-Competition. Carry on or engage in with any Person engaged in, in any territory in which the Business is carried on as of the date of the Agreement, any activity that is in competition with the Business as carried on at the date of this Agreement or at any time within eighteen (18) calendar months prior thereto;

              (ii) Non-Solicitation. Seek in competition with the Business as carried on at the date of this Agreement to procure orders from or do business with or procure directly or indirectly any other person to procure orders from or do business with any person who has been a customer of the Business at any time during the period of eighteen (18) calendar months prior to the date of this Agreement;

              (iii) Hiring Away Employees. In connection with any business competing with the Business carried on at the date of this Agreement, engage or employ or solicit or contact with a view to the engagement or employment by any person, any employee or any person who has been an employee, officer or agent of the Business in the eighteen (18) calendar months prior to the date of this Agreement;

              (iv) Goodwill. Do or say anything which is harmful to the reputation of the Business or which may lead any person to cease to deal with the Business on substantially equivalent terms to those previously offered or at all;

              (v) Non-Disclosure. Disclose to any other person or use for any other purpose other than the evaluation of Revenue and EBT relating to the Performance Targets, the Quarterly Statements and any other like information provided to Seller.

          (b) Breach of Covenants. Each of Seller and Shareholder agree that if it, he or she commits or threatens to commit a breach of any of the covenants and agreements contained in this Section, Purchaser shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy therefor.

          (c) Severability of Covenants. It is agreed between the parties that while the restrictions set out in this Section 10.1 are considered fair and reasonable in geographical and temporal scope and in all other respects, if it should be found that any of the restrictions be unreasonable under circumstances then existing and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for the periods of time, geographical limits or ranges of activities set out in this

                                      35.

Section 10.1 would not be unenforceable then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render this Section 10.1 valid and enforceable.

     10.2 Indemnification.

          (a) Seller and Shareholder, jointly and severally, hereby covenants and agrees to defend, indemnify and save and hold harmless Purchaser, together with its officers, directors, employees, shareholders, members, attorneys and representatives and each person who controls Purchaser within the meaning of the Securities Act, from and against any loss, cost, expense, liability, claim or legal damages (each, an "Action") (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding and all costs of investigation) (collectively, the "Damages") arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller or Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing Date (regardless of whether such breach is deemed "material"); (ii) Seller's or Shareholder's failure to perform or observe fully any covenant, agreement or provision required to be performed or observed by it pursuant to this Agreement; (iii) liabilities of Seller or Shareholder, whether arising before or after the Effective Date, that are not expressly assumed by the Purchaser pursuant to this Agreement; (iv) any claims of third parties claiming compensation, commissions or expenses for services as a Broker, finder or agent based upon obligations incurred by Seller or Shareholder; (v) any actual or threatened Action arising out of or resulting from the conduct of Seller, Shareholder or Seller's operations on or prior to the Effective Date; (vi) any actual or threatened Action arising from any warranties granted or made by Seller to a third party; and (vii) any liabilities arising from failure to comply with any provision of any bulk sales or bulk transfer statutes of Illinois.

          (b) Purchaser covenants and agrees to indemnify and save and hold harmless Seller, together with its officers, directors, employees, Shareholder, members, attorneys and representatives and each person who controls Seller within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing Date; (ii) Purchaser's failure to perform or observe any covenant, agreement or condition required to be performed or observed by it pursuant to this Agreement; (iii) any claims of third parties claiming compensation, commissions or expenses for services as a Broker or finder based upon obligations incurred by Purchaser; or
(iv) any actual or threatened Action arising out of or resulting from the conduct of the Business or its operations after the Closing Date.

          (c) In the event that any indemnified party is made a defendant in or party to any action, suit, proceeding or claim, judicial or administrative, instituted by any third party for Damages (any such third party action, suit, proceeding or claim being referred to as a "Claim"), the indemnified party (referred to in this subsection as the "Notifying Party") shall give notice thereof to the indemnifying party as soon as practicable and in any event within thirty (30) days after the indemnified party receives notice thereof. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted

                                      36.

in the loss of material substantive rights with respect to the indemnifying party's ability to defend such Claim; provided, that the indemnifying party (i) has a reasonable basis for concluding that such defense may be successful, (ii) diligently contests and defends such Claim and (iii) acknowledges in writing that it is obligated to provide indemnification with respect to such Claim. Notice of the intention so to contest and defend shall be given by the indemnifying party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least ten
(10) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party and approved by the Notifying Party (which approval shall not be unreasonably withheld). The Notifying Party shall be entitled, at its own cost and expense (which expense shall not constitute Damages unless the Notifying Party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the indemnified parties, and has provided the indemnifying party with notice of such determination, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the indemnifying party in the conduct of such defense. Neither the Notifying Party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed in light of all factors of importance to such party. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Claim, to assume the defense thereof with counsel reasonably satisfactory to the Notifying Party or to diligently contest and defend such Claim, then the Notifying Party alone shall be entitled to contest, defend and settle such Claim in the first instance (in which case, all expenses incurred in connection therewith shall constitute Damages) and, only if the Notifying Party chooses not to contest, defend or settle such Claim, the indemnifying party shall then have the right to contest and defend (but not settle) such Claim.

          (d) In the event any indemnified party shall have a claim against any indemnifying party that does not involve a Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such claim, and then only to the extent of such loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within thirty (30) days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the Damages in the amount specified in the indemnified party's notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Damages to the indemnified party on demand.

          (e) Any claim for indemnity under this Section shall be delivered in writing to the indemnifying party and set forth with reasonable specificity as to the amount claimed and the underlying facts supporting such claim. The indemnifying party shall have thirty (30) days to accept or dispute such claim. If the indemnifying party disputes such claim, the indemnified party and the indemnifying party shall, during the thirty (30) days following receipt of notice of

                                      37.

such dispute, negotiate in good faith to resolve their differences with respect to such claim. If the parties are unable to resolve their differences with respect to such claim, the matter shall be submitted to arbitration pursuant to
Section 10.3. If the indemnifying party does not dispute such claim or the parties resolve their differences with respect to a claim, the indemnified party shall by the entitled to the amount of such claim.

          (f) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

          (g) The indemnification obligation of any party hereunder shall be adjusted to take into account the amount of any net insurance proceeds recovered by the party seeking indemnification hereunder with respect to any Claim.

          (h) There shall be no obligation on the part of Seller and Shareholder, on the one hand, and Purchaser, on the other hand, to provide indemnification hereunder unless the aggregate amount of Damages suffered by Seller and Shareholder or Purchaser, as the case may be, exceeds One Hundred Fifty Thousand Dollars ($150,000), in which case the first One Hundred Fifty Thousand Dollars ($150,000) of damages is recoverable.

          (i) In pursuing any claim for indemnification hereunder, Purchaser shall be entitled to all its remedies under law and equity. In the event Purchaser provides notice of a claim to Seller under Section 10.2(e) within 10 days prior to the payment date of any payment becoming due under Section 2.4, Purchaser shall have the right to set-off the amount of such claim against any payments becoming due under Section 2.4 hereof to Seller under the terms hereof. To the extent Purchaser sets-off a claim pursuant to the preceding sentence and such claim is later determined to have been invalid in arbitration, Purchaser shall pay Seller the set-off amount plus accrued interest (at the applicable federal rate) for the period of time during which Purchaser retained the set-off amount. Notwithstanding the foregoing, in pursuing any claim for indemnification hereunder, Purchaser shall first proceed against the Escrow Cash under the terms of the Escrow Agreement.

          (j) The aggregate amount of Damages recoverable by Seller or Purchaser, as the case may be, shall not exceed the aggregate purchase price for the Business Assets as computed in accordance with Section 2.4 hereof. Purchaser's right to indemnification pursuant to this Section 10.2 shall terminate on the last day of the third Contract Year; provided, however, that any claims for indemnification made by Purchaser prior to such date will survive until such claims shall be fully and finally resolved.

     10.3 Arbitration.

          (a) In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute

                                      38.

arbitration proceedings, it shall give written notice to that effect to the other party. The arbitration shall be held in Phoenix, Arizona according to the rules of the American Arbitration Association ("AAA") applicable to matters of this nature.

          (b) The arbitration shall be conducted before a single arbitrator pursuant to the rules of the AAA. The arbitrator shall be selected by the joint agreement of Purchaser and Seller, but if they do not so agree within twenty
(20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules maintained by the AAA. The arbitrator shall apply the law set forth in Section 11.13. Any arbitrator eligible to conduct the arbitration must agree to render his or her opinion within thirty (30) days of the final arbitration hearing. The arbitrator shall have the authority to grant injunctive relief and specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as he or she determines; provided, however, that each party shall bear its own costs and attorney's and witness' fees. Notwithstanding the terms of this Section 10.3, a party shall also have the right to obtain prior to the arbitrator rendering the arbitration decision, provisional remedies including injunctive relief or specific performance from a court having jurisdiction thereof. The arbitrator will, upon the request of either party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the parties. Decisions of the arbitrator shall be final and binding on all of the parties. Judgment on the award so rendered may be entered in any court having jurisdiction thereof.

     10.4 Additional Financial Reporting. Seller shall cooperate with Purchaser with respect to the timely preparation of any audited historical and pro forma financial statements of Purchaser, the Business or Seller as may be required under the rules of the SEC or The Nasdaq Stock Market in connection with the transactions contemplated hereby. Such cooperation shall include, by way of example and not limitation, execution of management and legal representation letters to the auditors.

     10.5 Record Maintenance. Seller and Purchaser shall each maintain its business records in the manner and for periods of time required under applicable contractual, regulatory and statutory requirements and on not less than five (5) days prior notice in each instance, shall make them reasonably available to each other in connection with regulatory, audit, tax return or other reasonable purposes.

     10.6 Business Name License. Seller hereby grants Purchaser a non-exclusive, non-transferable license to use the name "The SCA Group" solely in connection with the Continuing Business for a period of twenty (20) years.

     10.7 Payment of Commissions. Seller agrees to timely pay commissions earned by Transferring Employees for revenue generated prior to the Effective Date in accordance with Seller's current commission policies. In the event Seller does not timely remit such commissions, Purchaser, following five (5) days written notice to Seller, shall have the right, but not the obligation, to pay such commissions and then to seek reimbursement for such amount from Seller. Seller shall be required to reimburse any such amount within ten (10) days of receipt of written notice thereof. In the event Seller fails to pay Purchaser, Purchaser shall have the right to offset this amount against any future payments due to Seller under the terms of this Agreement.

                                      39.

     10.8 Post-Closing Transition Services. Seller agrees to provide, at its expense, transition services, including accounting, administrative and IT support services for a period of six weeks from the Closing Date. In addition, Seller also agrees to provide one dedicated resource to support integration for six weeks from the Effective Date.

     10.9 Assistance with Employee Credits. Seller shall provide documentation to Purchaser and shall cooperate as reasonably requested to assist Purchaser in taking advantage of successor employer credits for purposes of FICA and FUTA.

     10.10 Projects in Progress Adjustment. Purchaser shall reconcile the estimated cost to complete Client Contracts from the Effective Date through contract completion as set forth in the Contract Cost Schedule to the actual costs incurred from the Effective Date through the contract completion.
Contract overbudgets or underbudgets shall be aggregated as of October 31, 2000. To the extent any additional expenses are anticipated to be incurred after October 31, 2000, a reasonable estimate of those costs should be included in the computation of overbudgets or underbudgets. To the extent that the aggregate amount there is a net overbudget and such amount exceeds 2.5% of total Client Contract estimated costs as set forth in the Contract Cost Schedule, then Purchaser shall notify Seller in writing. Seller shall reimburse Purchaser for the amount of such net overbudget. Seller shall be required to reimburse any such amount within ten (10) days of receipt of written notice thereof. In the event Seller fails to pay Purchaser, Purchaser shall have the right to offset this amount against any future payments due to Seller under the terms of this Agreement.


                                  ARTICLE 11

                                    General

     11.1 Complete Agreement. This Agreement, including the exhibits and schedules hereto and that certain confidentiality agreement, dated October 25, 1999, between Seller and Purchaser, constitute the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof, including, without limitation, that letter dated January 11, 2000, from Purchaser to Seller. This Agreement (a) is not intended to confer upon any person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; (b) except for assignment by Purchaser of its rights hereunder to an affiliate, shall not be assigned by any party hereto without the consent of the other parties, except the right to receive money hereunder; and (c) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute a single agreement. Facsimile signatures shall be fully binding and effective for all purposes as if they were original signatures.

     11.2  Expenses. All costs and expenses, other than those described in
Section 10.2 hereof, including, but not limited to, legal, accounting, investment banking (if any) and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and the negotiation and execution hereof shall be paid by the party or parties

                                      40.

incurring the same. Notwithstanding the foregoing, Purchaser shall pay all pre-merger notification filing fees payable under the HSR Act, if any.

     11.3 Further Action. Seller shall, from time to time after the Closing Date, at Purchaser's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchaser reasonably may require to more effectively convey, transfer to and invest in Purchaser, and to put Purchaser in possession of, all the Business Assets. Seller hereby irrevocably appoints Purchaser as its attorney in fact to execute and deliver such instruments necessary or convenient to convey, transfer and invest in Purchaser, and to put Purchase in possession of, all the Business Assets.

     11.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been received five (5) Business Days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope or one (1) day after having been sent by overnight courier on a Business Day, or otherwise at the open of business on the next succeeding Business Day; when scanned by telegraphic communications equipment of the sending party on a Business Day, or otherwise at the open of business on the next succeeding Business Day; or when personally delivered on a Business Day or otherwise at the open of business on the next succeeding Business Day; and, in each case, addressed to the respective parties at the addresses stated below, or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

           If to Seller:           The SCA Group, Inc.
                                   2215 York Rd., Suite 414
                                   Oak Brook, IL  60523
                                   Attn: Chief Executive Officer
                                   Telephone: (630) 572-0444
                                   Facsimile: (630) 572-0755

           with a copy to:         O'Keefe Ashenden Lyons & Ward
                                   30 North LaSalle, Suite 4100
                                   Chicago, Illinois  60602
                                   Attn: Michael L. McDermott, Esq.
                                   Telephone: (312) 621-0400
                                   Facsimile: (312) 621-0297

           If to Shareholder:      George R. Stout
                                   1044 Royal Bombay Ct.
                                   Naperville, IL  60603
                                   Telephone: (630) 527-0456
                                   Facsimile: (630) 527-0466


                                      41.

           If to Purchaser:        Tier Technologies, Inc.
                                   1350 Treat Boulevard, Suite 250
                                   Walnut Creek, CA 94596
                                   Attn: James L. Bildner,
                                   Chief Executive Officer
                                   Telephone: (925) 937-3950
                                   Facsimile: (925) 937-3902

           with a copy to:         Cooley Godward llp
                                   4365 Executive Drive, Suite 1100
                                   San Diego, CA 92121
                                   Attention: D. Bradley Peck, Esq.
                                   Telephone: (858) 550-6012
                                   Facsimile: (858) 453-3555

     11.5 Publicity. Without the prior consent of the other party, no party shall, and each party shall cause its directors, officers, shareholders, members, employees, representatives and agents not to, make any public statement or press release with respect to the transactions contemplated by this Agreement or otherwise disclose to any Person the existence, terms, content or effect of this Agreement; provided, however, that if a disclosure is required by law, the party required to make such disclosure shall be permitted to make such disclosure but shall make a good faith effort to consult with the other parties hereto before making the required disclosure.

     11.6 Injunctive Relief; Indemnification. Any party (a) may bring a claim seeking specific performance by way of injunctive relief before a court of competent jurisdiction to enforce the provisions of this Agreement, (b) seeking to enforce a claim for indemnification may bring any claim of indemnification which is not resolved within the thirty (30) day period provided in Section 10.2(e) hereof before a court of competent jurisdiction and (c) in the event of any breach by another party of Section 10.1 hereof may seek injunctive relief from a court of competent jurisdiction to restrain any such breach.

     11.7 Attorneys' Fees. If any litigation or arbitration shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the losing party or parties its reasonable attorneys' and other fees as fixed by the court or arbitrator.

     11.8 Construction of Agreement. Any captions to, or headings of, the paragraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. The Recitals appearing at the beginning of this Agreement, and the Exhibit s and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party's counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities

                                      42.

are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibit s or Schedules attached hereto.

     11.9 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.10 Assignment; Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section shall be void and of no effect.

     11.11 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof. All references herein to a particular time of day shall be deemed to refer to Pacific Standard Time.

     11.12 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

     11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to any principles or statutes of conflicts of laws.

     11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof, which, when taken together, bear the signatures of all the other parties shall be delivered to each of the parties hereto.

                                      43.

     In Witness Whereof, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                        PURCHASER:

                                        Tier Technologies, Inc.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Its:____________________________________

                                        SELLER:

                                        The SCA Group, Inc.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Its:____________________________________

                                        SHAREHOLDER:


                                        ________________________________________
                                          George R. Stout






                              Signature Page to
                  Agreement for Purchase and Sale of Assets

                                    EXHIBITS

       EXHIBIT  1.1(a)  Form of Client Novation Agreement

       EXHIBIT  1.1(b)  Form of Contractor Novation Agreement

       EXHIBIT  1.1(c)  Form of Escrow Agreement

       EXHIBIT  1.1(d)  Form of Key Employee Contract

       EXHIBIT  1.1(e)  Form of Security Agreement

       EXHIBIT  8.1(d)  Form of Certificate of Seller

       EXHIBIT  8.1(d)  Form of Seller Legal Opinion

       EXHIBIT  8.1(q)  Form of Bill of Sale

       EXHIBIT  8.1(r)  Form of Assignment of Intangibles

       EXHIBIT  8.2(f)  Form of Purchaser Legal Opinion

       EXHIBIT  8.2(g)  Form of Certificate of Purchaser

                                   SCHEDULES

       Schedule        Subject

       1.1(a)          Assets Leases
       1.1(b)          Clients
       1.1(c)          Client Contracts
       1.1(d)          Contractor Contracts
       1.1(e)          Contractors
       1.1(f)          Copyrights
       1.1(g)          Permitted Liens
       1.1(h)          Property Lease
       1.1(i)          Proposals
       1.1(j)          Tangible Assets
       1.1(k)          Trademarks
       2.4(g)(i)       First Performance Targets
       2.4(g)(ii)      Second Performance Targets
       3.2             Required Consents for Agreement
       3.4(a)          Financial Statements and Contract Cost Schedule
       3.4(b)          Projections and Reconciliation
       3.5(a)          Required Consents for Intangible Assets
       3.5(b)          Required Consents for Leases
       3.5(c)          Excluded Assets used in Business
       3.6             Receivables and Payables
       3.7(a)          Intangible Assets
       3.7(b)          Rights of Others in Intangible Assets
       3.7(c)          Licenses or Rights to Proprietary Information; Exceptions
       3.8             Insurance
       3.9             Employee and Labor Matters
       3.10            Litigation
       3.12            Employee Benefit Matters
       3.13            Liabilities
       3.14            Permits
       3.15            Consents
       3.19            Warranties
       3.20            Affiliations
       5.7             Prior Claims
       6.5             Employee Benefits and Salaries for Transferring
                       Employees

                                EXHIBIT 1.1(A)

                      [Form of Client Novation Agreement]


__________________
__________________
__________________


Dear _________________:

I am very pleased and excited to inform you that Tier Technologies, Inc. (NASDAQ: TIER) ("Tier"), has entered into an agreement with The SCA Group, Inc. to purchase substantially all of SCA's business. This purchase is expected to close on or about March 31, 2000.

Tier will continue to operate the business under the name of SCA. In addition, most of the SCA team will continue to be part of the business. __________ will continue to be your point of contact for work performed on your project. There should be no change in the way in which services will be delivered to you under the current project(s).

Tier will, if you agree, assume all obligations of SCA under the current Agreement between you and SCA. This agreement shall only become effective upon the closing of the above-referenced purchase. Accordingly, effective upon closing:

 .    Tier will continue to perform all the services performed by SCA;

 .    Tier will assume all the obligations of SCA under the Agreement(s)
     arising on or after the date of the purchase transaction described above;

 .    the ongoing relationship will be between you and Tier and you will remit invoice payments directly to Tier.

By signing below and consenting to the changes set forth above, your signature will be deemed to certify the following:

1) A true and correct copy of the Agreement(s) or Accepted Proposal is/are attached hereto as Exhibit A, and it represents the entire agreement between SCA and [Client]. [If no written agreement exists, attach a summary of verbal agreement]

2) The Agreement(s) is/are in full force and effect and has/have not been modified, amended, altered, supplemented or terminated.

3) To the best of [Client]'s knowledge, there are no breaches or defaults by [Client] or SCA under the Agreement(s) and, to the best of [Client]'s knowledge, no events or conditions have occurred which, with the giving of notice or the passage of time, or both, would constitute such a breach or default by [Client] or SCA.

                                      1.

4) The total agreed upon Agreement(s) amount is $________. Invoiced amounts for the project to date are $________. Current outstanding invoices are $_______.

5) [Client] hereby acknowledges that Tier shall have no liability for, and [Client] agrees to not allege or assert any claims against Tier for liability of SCA arising prior to the date of closing of the purchase transaction described above.

6) As of the date hereof, [Client] has no claims against SCA relating to or arising from the Agreement(s) or the services provided by SCA.

7) To the best of [Client's] knowledge, SCA has no defenses, counterclaims or right to setoff against [Client] under the Agreement(s).

If you agree to the changes set forth above, please so indicate by signing both copies of this letter in the place indicated below, return them both to me, and upon signature by Tier, I will return one of the fully executed copies to you. Please call me at ___________ if you have any questions.

I look forward to continuing our relationship with you.

Sincerely:

The SCA Group, Inc.



________________________

Understood and Agreed to:

For and on behalf of:


________________________


By:_____________________
Title:__________________



For and on behalf of Tier Technologies, Inc.


By:_____________________                           Dated:___________________
Title:__________________

                                      2.

                                 EXHIBIT 1.1(B)

                                    [Form of]

                                 [Letterhead of]

                               The SCA Group, Inc.



____________, 2000




[Name and Address of Contractor]



Dear ______________:

         The SCA Group, Inc. ("SCA") values its relationship with you. That is why I am writing on behalf of SCA to inform you that Tier Technologies Inc. (Nasdaq: TIER) ("Tier") has entered into an agreement with SCA to purchase certain portions of SCA's business. This purchase is expected to close on or about March 31, 2000.

         Tier plans to continue to operate the business under the name of SCA. In addition, most of SCA's staff and clients will continue to be part of the business. You should notice little change in the manner in which you provide services to clients and are compensated for those services.

         Tier will, if you agree, step into the shoes of SCA with respect to all rights and obligations arising after the purchase under the Contract dated as of ____________, 19__, between you and SCA. This Agreement shall only become effective upon the closing of the above-referenced purchase. Accordingly, effective upon closing:

         . Tier will assume all the obligations of SCA under the Contract arising on or after the effective date of purchase;

         .   the entire contractual relationship will be between you and Tier;
             and

         . you will look only to Tier for payment for your services performed on and after the effective date of purchase.

____________, 2000
Page 2

         If you agree to the changes set forth above, please so indicate by signing a copy of this letter in the place indicated below and returning it to us. We will return to you a copy signed by Tier on receipt.

Very truly yours,




____________________________________



UNDERSTOOD AND AGREED TO:

For and on behalf of
[NAME OF CONTRACTOR]:



By: _________________________________            Date:________________________
Name:________________________________


Agreed for and on behalf of
TIER TECHNOLOGIES, INC.



By:__________________________________            Date:________________________
Name:________________________________
Title:_______________________________

                               ESCROW AGREEMENT

     This Escrow Agreement, dated as of March 31, 2000 (the "Closing Date"), among Tier Technologies, Inc., a California corporation ("Buyer"), The SCA Group, Inc. ("Seller"), George R. Stout, an individual resident in the State of Illinois ("Stout"), and Imperial Bank, as escrow holder ("Escrow Holder").

     This is the Escrow Agreement referred to in the Agreement for Purchase and Sale of Assets dated March 9, 2000 (the "Asset Purchase Agreement") among Buyer, Seller and Stout. Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement.

     The parties, intending to be legally bound, hereby agree as follows:

1.   Establishment Of Escrow

     (a) As of the date of this Agreement, Buyer is depositing with Escrow Holder an amount equal to $150,000 in immediately available funds. Escrow Holder acknowledges receipt thereof.

     (b) Within 120 days after the date of this Agreement, Buyer will deposit with Escrow Holder an additional amount equal to $150,000 in immediately available funds (this amount together with the amount referenced in Section 1(a), as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under Section 5(j), or losses on investments, the "Escrow Fund").

     (c) Escrow Holder hereby agrees to act as escrow holder and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.   Investment Of Funds

     The Escrow Fund shall be maintained in a money market deposit account with Escrow Holder.

3.   Claims

     (a) From time to time on or before March 31, 2001 [one year anniversary of closing], Buyer may give notice (a "Notice") to Seller and Escrow Holder specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have under Section 10 of the Asset Purchase Agreement; Buyer may make more than one claim with respect to any underlying state of facts. If Seller gives notice to Buyer and Escrow Holder disputing any Claim (a "Counter Notice") within 30 days following receipt by Escrow Holder of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(c). If no Counter Notice is received by Escrow Holder within such 30-day period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Asset Purchase Agreement and, at the end of such 30-day period, Escrow Holder shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund.

Escrow Holder shall not inquire into or consider whether a Claim complies with the requirements of the Asset Purchase Agreement.

     (b) The final determination of a disputed claim asserted hereunder shall be made in accordance with the provisions for settlement of disputes contained in paragraph 3(c) hereof and shall be evidenced by the documentation referred to therein.

     (c) Any dispute that may arise under this Escrow Agreement, other than disputes involving the responsibilities of the Escrow Holder under this Escrow Agreement, shall be settled by the mutual agreement of the parties to such dispute (evidenced by appropriate instructions in writing to the Escrow Holder signed by all of the parties to such dispute) or by a binding and final arbitration award, such arbitration to be conducted in accordance with the provisions of the Asset Purchase Agreement. The Escrow Holder shall be under no duty to institute or defend any such proceedings and none of the costs and expenses in any such proceedings shall be borne by the Escrow Holder. Prior to the settlement of any dispute as provided in this paragraph, the Escrow Holder is authorized and directed to retain in its possession, without liability to anyone, that portion of the Escrow Fund that is the subject of or involved in the dispute.

4.   Termination Of Escrow

     On March 31, 2001 [one year anniversary of closing], Escrow Holder shall pay and distribute the then amount of Escrow Fund to Seller, unless (i) any Claims are then pending, in which case an amount equal to one hundred thirty percent (130%) of the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Holder in the Escrow Fund (and the balance paid to Seller in such proportions) or (ii) Buyer has given notice to Seller and Escrow Holder specifying in reasonable detail the nature of any other claim it may have under Section 10 of the Asset Purchase Agreement with respect to which it is unable to specify the amount of Damages, in which case the entire Escrow Fund shall be retained by Escrow Holder, in either case until it receives joint written instructions of Buyer and Seller or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(b).

5.   Duties Of Escrow Holder

     (a) Escrow Holder shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

     (b) Escrow Holder shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Holder, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Holder (and any successor Escrow Holder) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Holder shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

     (c) Escrow Holder shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Holder may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Holder may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Holder on behalf of that party unless written notice to the contrary is delivered to Escrow Holder.

     (d) Escrow Holder may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

     (e) Escrow Holder does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Holder with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Holder.

     (f) Escrow Holder makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

     (g) Escrow Holder shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

     (h) Escrow Holder (and any successor Escrow Holder) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Holder jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Holder shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Holder will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Holder has not received a designation of a successor Escrow Holder, Escrow Holder's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Holder or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

     (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Holder is in doubt as to what action it should take hereunder, Escrow Holder shall be entitled to retain the Escrow Fund until Escrow Holder shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Holder shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Holder to the effect that the order is final and non-appealable. Escrow Holder shall act on such court order and legal opinion without further question.

     (j) Buyer and Seller shall pay Escrow Holder compensation for the services to be rendered by Escrow Holder hereunder in the amount of $1,500 at the time of execution of this Agreement and agree to reimburse Escrow Holder for all reasonable expenses, disbursements and advances incurred or made by Escrow Holder in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). In addition, Escrow Holder will collect a transaction fee of $25.00 for each incoming deposit and outgoing debit, whether by check or wire. Any such compensation and reimbursement to which Escrow Holder is entitled shall be borne 50% by Buyer and 50% by Seller. Any fees or expenses of Escrow Holder or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Holder hereunder.

     (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Holder's name or the rights, powers, or duties of Escrow Holder shall be issued by the other parties hereto or on such parties' behalf unless Escrow Holder shall first have given its specific written consent thereto.

     (l) The other parties hereto authorize Escrow Holder, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

6.   Limited Responsibility

     This Agreement expressly sets forth all the duties of Escrow Holder with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Holder. Escrow Holder shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.   Notices

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:                 The SCA Group, Inc.
                        2215 York Road., Suite 414
                        Oak Brook, IL 60523
                        Attn: George R. Stout
                        Telephone: (630)572-0444
                        Facsimile: (630)572-0959

with a copy to:         George R. Stout
                        1044 Royal Bombay Ct.
                        Naperville, IL 60563
                        Telephone: (630)572-0444
                        Facsimile: (630)572-0959

with a copy to:         O'Keefe Ashenden Lyons & Ward
                        30 North LaSalle, Suite 4100
                        Chicago, Illinois 60602
                        Attn: Michael L. McDermott, Esq.
                        Telephone: (312) 621-0400
                        Facsimile: (312) 621-0297

Buyer:                  Tier Technologies, Inc.
                        1350 Treat Boulevard, Suite 250
                        Walnut Creek, CA 94596
                        Attn: James L. Bildner,
                        Chief Executive Officer
                        Telephone: (925) 937-3950
                        Facsimile: (925) 937-3902

with a copy to:         Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                        San Diego, CA 92121
                        Attention: D. Bradley Peck, Esq.
                        Telephone: (858) 550-6000
                        Facsimile: (858) 453-3555

Escrow Holder:          Imperial Bank
                        701 "B" Street, Suite 600
                        San Diego, CA 92108
                        Attention: Mary Ellen Munyon, Vice President
                        Facsimile: (619) 239-3738

8.   Jurisdiction; Service Of Process

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of San Francisco, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.   Counterparts

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10.  Section Headings

     The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

11.  Waiver

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.  Exclusive Agreement And Modification

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, the Seller and the Escrow Holder.

13.  Governing Law

     This Agreement shall be governed by the laws of the State of California, without regard to conflicts of law principles.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     BUYER:

                                     Tier Technologies, Inc.


                                     By:___________________________________
                                     Name:_________________________________
                                     Its:__________________________________


                                     SELLER:

                                     The SCA Group, Inc.


                                     By:___________________________________
                                     Name:_________________________________
                                     Its:__________________________________


                                     ______________________________________
                                     George R. Stout

                              SECURITY AGREEMENT


     THIS SECURITY AGREEMENT dated as of March 31, 2000 ("Security Agreement"), is made by TIER TECHNOLOGIES, INC., a California corporation ("Grantor"), in favor of THE SCA GROUP INC., an Illinois corporation ("Secured Party").

                                   RECITALS

     A. Pursuant to that certain Agreement for Purchase and Sale of Assets dated as of March 9, 2000, (as the same may from time to time be amended, modified, supplemented or restated, the "Purchase Agreement"), by and between Grantor and Secured Party, Secured Party has agreed to accept a payment in the amount of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) on the date that is one hundred twenty (120) days following the closing (the "Post-Closing Payment").

     B. Secured Party is willing to accept the Post-Closing Payment from Grantor on the proposed payment schedule, but only upon the condition, among others, that Grantor shall have executed and delivered to Secured Party this Security Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in order to induce Secured Party to accept the Post-Closing Payment from Grantor on the proposed payment schedule and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

     1. DEFINED TERMS. When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

     "Collateral" shall have the meaning assigned to such term in Section 2 of this Security Agreement.

     "Contracts" means all contracts, undertakings, franchise agreements or other agreements in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof, but excluding all government contracts.

     "Copyright License" means any written agreement, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.

     "Copyrights" means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications,

                                       1.

recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

     "Event of Default" means any failure by Grantor forthwith to pay or perform any of the Secured Obligations when due and payable pursuant to the Purchase Agreement.

     "Excluded Collateral" means all shares of stock held by Grantor in any subsidiary corporation of Grantor.

     "License" means any Copyright License, Patent License, Trademark
License or other license of rights or interests now held or hereafter acquired by Grantor.

     "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     "Patent License" means any written agreement, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Grantor is the licensee or the licensor thereunder).

     "Patents" means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b)all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

     "Permitted Lien" means: (a) any Liens existing on the date of this Security Agreement and set forth on Schedule A attached hereto; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Secured Party's security interests; (c) Liens (i) upon or in any Equipment acquired or held by Grantor to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the Equipment so acquired, improvements thereon and the Proceeds of such Equipment; (d) leases or subleases and licenses

                                       2.

or sublicenses granted to others in the ordinary course of Grantor's business if such are otherwise permitted under this Security Agreement and do not interfere in any material respect with the business of Grantor; (e) any right, title or interest of a licensor under a license provided that such license or sublicense does not prohibit the grant of the security interest granted hereunder; (f) Liens arising from judgments, decrees or attachments; (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Grantor; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (j) Liens securing capital lease obligations on assets subject to such capital leases including sale and lease-back transactions otherwise permitted under this Security Agreement and Liens on equipment leased by Grantor pursuant to an operating lease in the ordinary course of Grantor's business (including proceeds thereof and accessions thereto), all incurred solely for the purpose of financing the lease of such equipment (including Liens arising from UCC financing statements regarding such leases); (k) Liens, not otherwise permitted, which Liens do not in the aggregate exceed $[50,000] at any one time; and (1) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

     "Secured Obligations" means (a) the obligation of Grantor to pay
Secured Party, the Post-Closing Payment as set forth in the Purchase Agreement and (b) the obligation of Grantor to pay any fees, costs and expenses of the Secured Party under Section 5(b) hereof.

     "Trademark License" means any written agreement, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).

     "Trademarks" means any of the following in which Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any Sate thereof or any other country (collectively, the "Marks"); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

     "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory

                                       3.

provisions of law, any or all of the attachment, perfection or priority of Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

     In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC (definition sections of the UCC are noted parenthetically): "Account Debtor" (9105(1)(a)); "Accounts" (9106); "Chattel Paper" (9105(1)(b)); "Deposit Accounts" (9105(e)); "Documents" (9105(1)(f)); "Equipment" (9109(2)); "Financial Assets" (8102(a)(9)); "Fixtures"
(9313(1)(a)); "General Intangibles" (9106); "Instruments" (9105(1)(i));
"Inventory" (9109(4)); "Investment Property" (9115(1)(o); "Proceeds" (9306(1)).
Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

     All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

     2. GRANT OF SECURITY INTEREST. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce Secured Party to accept the Post-Closing Payment on the proposed payment schedule, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party, and hereby grants to Secured Party, a security interest in all of Grantor's right, title and interest in, to and under the following whether now existing or hereafter arising (all of which being collectively referred to herein as the "Collateral"):

          (a)  All Accounts of Grantor;

          (b)  All Chattel Paper of Grantor;

          (c)  All Contracts of Grantor;

          (d)  All Deposit Accounts of Grantor;

          (e)  All Documents of Grantor;

          (f)  All Equipment of Grantor;

          (g)  All Financial Assets of Grantor;

          (h)  All Fixtures of Grantor;

          (i) All General Intangibles of Grantor, including, without limitation, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data

                                       4.

          (j)  All Instruments of Grantor;

          (k)  All Inventory of Grantor;

          (l)  All Investment Property of Grantor;

          (m) All property of Grantor held by Secured Party, or any other party for whom Secured Party is acting as agent hereunder, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power; and

          (n) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing;

Provided, however, that the Collateral shall not include any Excluded
Collateral.

     Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to Secured Party of a lien therein or the receipt by Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     3. REPRESENTATIONS AND WARRANTIES. Grantor hereby represents and warrants to Secured Party that:

          (a) Except for the security interest granted to Secured Party under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all Liens except for Permitted Liens.

          (b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of Secured Party pursuant to this Security Agreement except for Permitted Liens.

          (c) This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights and all filings and other actions necessary

                                      5.

or desirable to perfect and protect such security interest have been duly taken. Accordingly, Secured Party has a fully perfected first priority security interest in all of the Collateral in which Grantor now has rights subject only to Permitted Liens. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which Grantor later acquires rights, when Grantor acquires those rights subject only to Permitted Liens. Notwithstanding the foregoing representation and warranty, it is understood that the only action that Grantor has taken or will take with respect to the perfection of the Secured Party's security interest in the Collateral is to file a Uniform Commercial Code financing statement with the California Secretary of State.

          (d) Grantor's chief executive office, principal place of business and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. The Collateral is presently located at such address and at such additional addresses set forth on Schedule B attached hereto.

     4. COVENANTS. Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

          (a) Disposition of Collateral. Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, other than (a) the sale of Inventory, (b) the granting of non-exclusive Licenses and (c) the disposal of worn-out or obsolete Equipment, all in the ordinary course of Grantor's business.

          (b) Relocation of Business or Collateral. Grantor shall not relocate its chief executive office, principal place of business or its records, or allow the relocation of any Collateral (except as allowed pursuant to Section 4(a) immediately above) from such address(es) provided to Secured Party pursuant to
Section 3(d) above without twenty (20) days prior written notice to Secured
Party.

          (c) Limitation on Liens on Collateral. Grantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens and (b) the Lien granted to Secured Party under this Security Agreement.

          (d) Insurance. Maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Grantor.

          (e) Taxes, Assessments, Etc. Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

          (f) Maintenance of Records. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

                                      6.

          (g) Further Assurances; Pledge of Instruments. At any time and from time to time, upon the written request of Secured Party, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, facilitating the filing of UCC-1 Financing Statements in all applicable jurisdictions; however, Grantor shall not be required to make any filings or take any other action with respect to the Collateral with the United States Copyright Office or the United States Patent and Trademark Office.

     5.   Rights And Remedies Upon Default.

          (a) Beginning on the date which is thirty (30) business days after any Event of Default shall have occurred and while such Event of Default is continuing, Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement, all rights and remedies of a secured party under the UCC.

          (b) Grantor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

          (c) Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

          (d) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Secured Party in the following order of priorities:

          FIRST, to Secured Party in an amount sufficient to pay in full the reasonable costs of Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees;

          SECOND, to Secured Party in an amount equal to the then unpaid Secured Obligations; and

          FINALLY, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

     6. INDEMNITY. Grantor agrees to defend, indemnify and hold harmless Secured Party and its officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by Secured Party as a result of or in any way arising out of, following or consequential to transactions between Secured Party and Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of Secured Party's gross negligence or willful misconduct.

                                      7.

     7. LIMITATION ON SECURED PARTY'S DUTY IN RESPECT OF COLLATERAL. Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.


     8. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     9.   Miscellaneous.

          (a)  No Waiver; Cumulative Remedies.

               (i) Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

               (ii) The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

               (iii) None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Secured Party.

          (b) Termination of this Security Agreement. Subject to Section 9 hereof, this Security Agreement shall terminate upon the payment and performance in full of the Secured Obligations.

          (c) Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to Secured Party hereunder.
                                      8.

          (d) Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

                                      9.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR                         TIER TECHNOLOGIES, INC.


_____________________________              By:_____________________________

_____________________________              Printed Name:___________________

_____________________________              Title:__________________________



ACCEPTED AND ACKNOWLEDGED BY:

THE SCA GROUP, INC.


By: _________________________

Printed Name:________________

Title:_______________________

                                      10.

                                  SCHEDULE A

             Liens Existing On The Date Of This Security Agreement


                                     A-1.

                                  SCHEDULE B

                            Location of Collateral


          Entity                                            Address

                                Exhibit 8.1(d)

                            COMPLIANCE CERTIFICATE


     This Certificate is delivered with reference to Section 8.1(d) of that certain Agreement for Purchase and Sale of Assets (the "Purchase Agreement") dated as of March 9, 2000 among The SCA Group, Inc., an Illinois corporation (the "Seller"), Tier Technologies, Inc., a California corporation ("Tier"), and George Stout, the sole shareholder of the Seller ("Shareholder"). Unless otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

     The undersigned, in his capacity as both President of the Seller and as an individual, hereby certifies as follows:

1. The representations and warranties of the Seller and Shareholder contained in the Purchase Agreement are true and correct in all material respects as of the Closing Date with the same effect as if made on the Closing Date.

2. All of the covenants and agreements that the Seller and/or Shareholder are required to perform or satisfy at or prior to the Closing Date have been performed or satisfied.



               [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                      1.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of ______________, 2000.

                                          THE SCA GROUP, INC.

                                          By:______________________
                                                George R. Stout
                                                President





                                          __________________________
                                                GEORGE R. STOUT

                                EXHIBIT 8.1(F)

                     FORM OF OPINION - THE SCA GROUP, INC.

     1. The SCA Group, Inc. ("Seller") is a corporation [duly organized,] validly existing and in good standing under the laws of the State of Delaware.

     2. Seller has all requisite power and authority to own, lease and operate its properties and assets and conduct its business as it is currently being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties or assets owned of record or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), results of operations, assets or business of Seller.

     3. All necessary corporate actions on the part of Seller, its Board of Directors and its stockholders for the authorization, execution and performance of the Purchase Agreement and the Escrow Agreement (collectively the "Agreements") and the transactions contemplated therein have been taken. The Agreements have been duly and validly authorized, executed and delivered by Seller and each constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with their terms, except as rights to indemnity under Section 10 of the Purchase Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     4. To our knowledge, there are no encumbrances in effect against the Business Assets except those described in the Disclosure Schedules to the Purchase Agreement. To our knowledge, the transfer and assignment of the Business Assets pursuant to the Agreements is not subject to any right of first refusal, right of first offer or other similar right of any party that has not been effectively waived.

     5. To our knowledge, the execution, delivery and performance of the Agreements and the consummation of the transactions contemplated thereby will not result in a violation of, or constitute a default under, (i) Seller's Articles of Incorporation or Bylaws, (ii) any Contract, Client Contract, Contractor Contract, Asset Lease or Property Lease, or (iii) any governmental statute, rule or regulation applicable to Seller.

     6. Except as set forth on Schedule __ to the Purchase Agreement, there is no action, proceeding or investigation pending or overtly threatened against Seller before any court or administrative agency that questions the validity of the Agreements, the transfer of the Business Assets or the assignment or assumption of the Assumed Liabilities or that might result, either individually or in the aggregate, in any adverse effect on the Business Assets, Assumed Liabilities or on the condition (financial or otherwise), results of operations, assets or business of Seller.

     7. All consents, approvals, authorizations, orders of and filings, registrations and qualifications with any regulatory authority or governmental body required for the consummation by Seller of the transactions contemplated by the Agreements have been made or obtained, except where the failure to obtain any such consents, approval, authorization or order of, or make any such filing, registration or qualification would not have any adverse effect on the Business Assets, Assumed Liabilities or on the condition (financial or otherwise), results of operations, assets or business of Seller. Seller shall render no opinion with respect to approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


                                      2.

                                EXHIBIT 8.1(p)


                                    Form of

                           Assignment of Intangibles


     THIS ASSIGNMENT OF INTANGIBLES is effective as of 31st of March, 2000 by The SCA Group, Inc., an Illinois corporation ("Assignor"), in favor of Tier Technologies, Inc., a California corporation ("Assignee"), pursuant to that certain Agreement for Purchase and Sales of Assets dated as of March 9, 2000, by and among Assignor as Seller, the Shareholders of Seller and Assignee as Buyer (the "Asset Purchase Agreement").

     FOR VALUE RECEIVED, Assignor hereby grants, conveys, transfers and assigns to Assignee all of Assignor's right, title and interest in, to and under the Intangible Assets (as defined in the Asset Purchase Agreement). Notwithstanding anything contained herein to the contrary, the Intangible Assets being assigned pursuant to this Assignment of Intangibles shall not include intangible property used by or arising from the Excluded Assets.

     Assignor hereby covenants that it will, at any time and from time to time upon written request therefor, execute and deliver to Assignee, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Assignee, its nominees, successors and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Assignee, its nominees, successors and/or assigns, and protect its and/or their rights, title and interest in and enjoyment of, all of the Intangible Assets, or to enable Assignee, its nominees, successors and/or assigns, to realize upon or otherwise enjoy the same.

     Assignor hereby agrees to indemnify, defend, protect and hold harmless Assignee from and against any and all liability, loss, cost, damage and expense (including, without limitation, attorneys' and paralegals' fees and costs) relating to Assignor's obligations with respect to the Intangible Property arising prior to the date hereof. Assignee hereby assumes and agrees to perform or cause to be performed Assignor's obligations, if any, under the Intangible Assets from and after the date of this instrument.

     Assignee hereby accepts the foregoing Assignment of Intangibles and agrees to assume, fulfill, perform and discharge all the various commitments, obligations and liabilities of Assignor under and by virtue of the Intangible Assets hereby assigned, which arise on or after the effective date hereof, and does hereby agree to defend, indemnify and hold harmless Assignor from any liability damages and causes of action, expenses and attorneys' fees incurred by Assignor by reason of the failure of Assignee after the effective date hereof to fulfill, perform and discharge all of the various commitments, obligations and liabilities of Assignee under and by virtue of the Intangible Assets assigned hereunder which arise on or after the date hereof.

     Terms not defined in this Assignment of Intangibles, shall have the meaning ascribed to them in the Asset Purchase Agreement.

                                      1.

     This Assignment of Intangibles shall be governed by, and construed under the laws of the State of California.

     The provisions of this Assignment of Intangibles shall be binding upon and inure to the benefit of Assignor, Assignee and their successors and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Assignment of Intangibles as of the date first above written.





                                      ASSIGNOR:

                                      The SCA Group, Inc.


                                      By: ______________________________
                                      Name: ____________________________
                                      Title: ___________________________


                                      ASSIGNEE:

                                      Tier Technologies, Inc.


                                      By: ______________________________
                                      Name: ____________________________
                                      Title: ___________________________


                                      2.

                                EXHIBIT 8.1(Q)

                                 BILL OF SALE


     This Bill of Sale is executed and delivered as of ______________, 2000 by THE SCA GROUP, INC., an Illinois corporation ("Seller"), in favor of TIER TECHNOLOGIES, INC., a California corporation ("Buyer").

                                   Recitals

     Buyer and Seller have entered into that certain Asset Purchase Agreement dated March 9, 2000 (the "Purchase Agreement") pursuant to which, among other things, Seller has agreed to transfer and assign the Business Assets (as such terms are defined in the Purchase Agreement) to Buyer subject to the terms and conditions set forth in the Purchase Agreement. All capitalized terms not defined herein shall have the same meanings as set forth in the Purchase Agreement.

                                   Agreement

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of its right, title and interest in and to the Business Assets free and clear of all liabilities and Liens. Seller, at any time at or after the date hereof, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents, and instruments of transfer reasonably requested by Buyer and will take any other action consistent with the terms of the Purchase Agreement and this Bill of Sale that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to Buyer's possession, any or all of the Business Assets.

     Effective as of the Closing, Seller hereby irrevocably nominates, constitutes and appoints Buyer the true and lawful attorney-in-fact of Seller, with full power of substitution, and hereby authorizes Buyer, in the name and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record (in the name of Seller or otherwise) any deeds, assignments, conveyances, instruments or other documents, and to institute and prosecute (in the name of Seller or otherwise) any action or proceeding that Buyer may in its sole discretion deem appropriate, in each case for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right, title or interest of any kind that is included in or relates in any way to any of the Business Assets, or
(ii) defending or compromising any arbitration suit, litigation, or proceeding relating in any way to any of the Business Assets. The foregoing powers are and shall be coupled with an interest and shall be irrevocable and shall survive the liquidation and dissolution of Seller.

     This Bill of Sale is subject to, and shall be construed in accordance with, the Purchase Agreement, and in the event of a conflict between the provisions of this Bill of Sale and the provisions of the Purchase Agreement (insofar as such provisions relate to the rights and obligations of Buyer, on the one hand, and Seller, on the other hand), the provisions of the Purchase Agreement shall prevail.

     IN WITNESS WHEREOF, this Bill of Sale has been executed by a duly authorized officer of Seller as of the day and year first above written.



                                       THE SCA GROUP, INC.



                                       By: _______________________________
                                       Name: _____________________________
                                       Title: ____________________________

                                      2.

                                EXHIBIT 8.2(c)

                            TIER TECHNOLOGIES, INC.
                            COMPLIANCE CERTIFICATE


     This Certificate is delivered with reference to Section 8.2(c) of that certain Agreement for Purchase and Sale of Assets (the "Purchase Agreement") dated as of March 9, 2000 among Tier Technologies, Inc., a California corporation (the "Purchaser"), The SCA Group, Inc., an Illinois corporation ("SCA"), and George Stout, the sole shareholder of SCA ("Shareholder"). Unless otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

     The undersigned, as the Chief Executive Officer and the Chief Financial Officer of the Purchaser, hereby certify as follows:

1. The representations and warranties of the Purchaser contained in the Purchase Agreement are true and correct in all material respects as of the Closing Date with the same effect as if made on the Closing Date.

2. All of the covenants and agreements that the Purchaser is required to perform or satisfy at or prior to the Closing Date have been performed or satisfied.



               [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                      1.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of March 31, 2000.

                                         TIER TECHNOLOGIES, INC.


                                         By: __________________________
                                                  James L. Bildner,
                                                  President and Chief Executive
                                                  Officer


                                         TIER TECHNOLOGIES, INC


                                         By: __________________________
                                                  Laura DePole,
                                                  Chief Financial Officer

                                EXHIBIT 8.2(F)

                   FORM OF OPINION - TIER TECHNOLOGIES, INC.

     1. The Company is a corporation [duly organized,] validly existing and in good standing under the laws of the State of California.

     2. Seller has all requisite power and authority to own, lease and operate its properties and assets and conduct its business as it is currently being conducted and is duly qualified to do business and is in good standing in California and Illinois.

     3. All necessary corporate actions on the part of the Company, its Board of Directors and its shareholders for the authorization, execution and performance of the Purchase Agreement and the Escrow Agreement (collectively the "Agreements") and the transactions contemplated therein have been taken. The Agreements have been duly and validly authorized, executed and delivered by the Company and each constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity under Section 10 of the Purchase Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     4. To our knowledge, the execution, delivery and performance of the Agreements and the consummation of the transactions contemplated thereby will not result in a violation of, or constitute a default under, (i) the Company's Restated Articles of Incorporation or Bylaws, (ii) of any contract filed as an exhibit to any of the Company's filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or (ii) any governmental statute, rule or regulation applicable to the Company.

     5. To the best of our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Agreements or that might result, either individually or in the aggregate, in any adverse effect on the condition (financial or otherwise), results of operations, assets or business of the Company.

     6. All consents, approvals, authorizations, orders of and filings, registrations and qualifications with any regulatory authority or governmental body required for the consummation by the Company of the transactions contemplated by the Agreement have been made or obtained, except where the failure to obtain any such consents, approval, authorization or order of, or make any such filing, registration or qualification would not have any material adverse effect on the condition (financial or otherwise), results of operations, assets or business of the Company.